Exhibit 10.9

Overland Storage PPA 1585-042103

***  Confidential portions of this document have been redacted and separately filed with the Commission.

PRODUCT PURCHASE AGREEMENT

NO. 1585-042103

TABLE OF CONTENTS

1.	SCOPE OF AGREEMENT
1.1 General.
1.2 Eligible Purchasers
1.3 Term of Agreement
1.4 Committed Volume

2.	DEFINITIONS
2.1 Definitions

3.	ORDERING AND SHIPMENT OF PRODUCT
3.1 In General
3.2 Orders
3.3 Blanket Purchase Orders
3.4 Order Acceptance and Acknowledgment
3.5 Emergency Orders
3.6 Forecasts
3.7 Lead Times
3.8 Inventory Requirements
3.9 Order Changes
3.10 Purchase Reports
3.11 Delivery, Shipment and Packaging

4.	PRICES AND PAYMENT TERMS
4.1 Prices
4.2 Payment Terms
4.3 Offset
4.4 Discounts and Rebates
4.5 Sales Taxes and Duties
4.6 Financial Condition

5.	[***]

6.	PRODUCT RETURNS; NON-CONFORMING PRODUCT
6.1 Return Materials Authorization
6.2 Return Charges
6.3 Duty to Remove Marks or Destroy Non-conforming Product
6.4 Correction of Non-conforming Product

7.	ENGINEERING PROCESS OR DESIGN CHANGES
7.1 Supplier Proposed Changes
7.2 Notice of Proposed Change
7.3 HP Proposed Changes
7.4 Safety Standard Changes

8.	QUALITY
8.1 Quality System

8.2 Product Holds
8.3 HP’s Right to Inspect Facilities
8.4 Reports
8.5 SUPPLIER RATING

9.	SAFETY

10.	WARRANTIES
10.1 Product General Warranties
10.2 Product Intellectual Property Warranties.
10.3 Warranty Periods
10.4 Software and Documentation Warranty
10.5 Services and Support Warranty
10.6 Compliance with Applicable Law
10.7 Warranty Exclusions
10.8 DISCLAIMER

11.	SUPPORT; OTHER SERVICES
11.1 General
11.2 New HP Products
11.3 HP Property
11.4 Substitute Products
11.5 Survival of Support Obligations

12.	DISCONTINUANCE OF PRODUCT
12.1 [***] Buy Rights
12.2 HP’s Right to Manufacture
12.3 Survival of [***] Buy Rights

13.	LOSS CONTROL
13.1 Business Continuity
13.2 Safety, Security and Fire Protection

14.	MARKETING AND LICENSING
14.1 Marketing Authority
14.2 No Rights in Marks
14.3 Private Labeling
14.4 Software License
14.5 Documentation License

15.	INTELLECTUAL PROPERTY PROTECTION
15.1 Supplier’s Duty to Defend
15.2 HP’s Duty to Notify
15.3 Actions After Injunction or Order
15.4 Limitations
15.5 Intellectual Property Developed under this Agreement

16.	TRADE REQUIREMENTS
17.	CLASSIFICATION AND LICENSING AUTHORITY

18.	GOVERNMENTAL COMPLIANCE
18.1 Duty to Comply
18.2 Social and Environmental Responsibility
18.3 Environmental Requirements
18.4 Procurement Regulations
18.5Anti-Terrorism Security Measures

19.	FORCE MAJEURE EVENTS
19.1 Delaying Causes
19.2 Occurrence of a Delaying Cause
19.3 Resumption of Performance

20.	EVENTS OF DEFAULT AND REMEDIES
20.1 Events of Default
20.2 Rights and Remedies Upon Default
20.3 Cover Costs

21.	CONFIDENTIAL INFORMATION
21.1 Confidential Information
21.2 Exclusions
21.3 Personal Data

22.	INSURANCE AND INDEMNITY

23.	LIMITATION OF LIABILITY
23.1 Liability Disclaimers
23.2 Liability Limitations
23.3 Exceptions to Liability Disclaimers and Limitations
23.4 EXCLUDED DAMAGES

24.	TERMINATION
24.1 Termination for Convenience
24.2 Termination for Default
24.3 Termination for Assignment
24.4 Termination Pursuant to Other Power
24.5 Effect of Termination
24.6 Termination Claim

25.	MISCELLANEOUS
25.1 Notices
25.2 Exhibits; Other Documents
25.3 Independent Contractors
25.4 Assignment
25.5 No Waiver
25.6 No Third Party Beneficiary
25.7 Headings; Interpretation
25.8 Publicity
25.9 Severability

PRODUCT PURCHASE AGREEMENT

NO. 1585-042103

This PRODUCT PURCHASE AGREEMENT (“Agreement”) is entered into as of the 31st day of July 2003 (the “Effective Date”) by and between HEWLETT-PACKARD COMPANY (“HP”), a Delaware corporation, having its principal place of business located at 3000 Hanover Street, Palo Alto, California 94304, and OVERLAND STORAGE, INC. (“Supplier”), a

☒                corporation

☐            limited liability company

other,

organized and operating under the laws of California with its principal place of business at:

4820 Overland Avenue

San Diego, California 92123.

RECITALS

WHEREAS, Supplier wishes to sell, and HP wishes to purchase, goods or services, or both, upon the terms and conditions hereinafter provided; and

WHEREAS, Supplier and HP intend to establish mutual understanding concerning such sales and purchases and, in so doing and in performing hereunder, meet the parties’ respective needs for a well-defined and stable relationship in an atmosphere of close cooperation and mutual trust.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, Supplier and HP hereby agree as follows:

1.                                       SCOPE OF AGREEMENT

1.1         General. The goods to be provided hereunder are set forth in Exhibit A (the “Goods”). Goods will meet Specifications and any other requirements which may be attached hereto or referred to herein. Any services to be provided, whether primary performance hereunder as set forth in Exhibit C (the “Services”) or performed in connection with the furnishing of Goods, will meet generally accepted practices and standards and any other requirements

***  Confidential portions of this document have been redacted and separately filed with the Commission.

which may be attached hereto or referred to herein. As used herein, “Product” refers interchangeably to Goods or Services, or both in combination, unless the context expressly otherwise provides.

1.2          Eligible Purchasers. [***] and, as may be mutually agreed in writing by Supplier and HP, [***] pursuant to the terms of this Agreement; provided that:

1.2.1 [***];

1.2.2 [***];and

1.2.3 As may reasonably be requested [***].

Each Eligible Purchaser will, when purchasing Product pursuant to this Agreement, state as may be reasonably acceptable to Supplier that such Eligible Purchaser is purchasing Product pursuant to this Agreement, [***] with respect to any Accepted Order for Product; provided that nothing herein restricts or otherwise limits modification or waiver of this Agreement, or part hereof, with respect to any such Order upon mutual agreement in writing [***].  Anything in this Agreement to the contrary notwithstanding, any liability disclaimer or limitation in this Agreement applicable to HP or Supplier inter se will be applicable to each Eligible Purchaser and to Supplier inter se; provided that [***].

1.3 Term of Agreement. This Agreement will be effective upon execution by the parties and covers a period (the “Term”) which commences as of the Effective Date and continues for one (1) year and thereafter continues indefinitely unless terminated earlier under the terms of this Agreement; provided that in no event will this Agreement continue longer than three (3) years from the Effective Date unless extended or renewed upon mutual written agreement of the parties.

1.4 Committed Volume. [***] nothing in this Agreement obligates HP to purchase any minimum quantity of Product. This Agreement sets forth the terms and conditions during the Term which govern Orders and Acknowledgments for Product or which otherwise apply to any legally binding volume commitment for Product. Any Order or Acknowledgment or other legally binding volume commitment for Product which is entered during the Term will remain governed by this Agreement notwithstanding expiration or termination of this Agreement for any reason. Unless otherwise agreed, [***] within which to purchase Product at the then current volume rate and pricing then in effect. [***]. Unless otherwise agreed, if Supplier is unable, for any reason or no reason, to furnish or delays furnishing committed volume, [***] with this Agreement.

2.                                       DEFINITIONS

2.1 Definitions. As used in this Agreement, and in addition to other terms elsewhere defined in this Agreement, each of the following terms has the indicated meanings:

“Accepted Order” means an Order as to which Supplier has issued its Acknowledgment accepting the Order or which is deemed accepted as set forth in Section 3.4 or which otherwise constitutes a contract under Applicable Law, is legally binding or legally enforceable.

“Acknowledgment” means a written or electronic acknowledgment or confirmation issued by Supplier in response to and following Supplier’s receipt of an Order issued by HP or an Eligible Purchaser to Supplier for Delivery of Product.

“Affiliate” means an entity whose voting shares are owned less than fifty percent (50%), but at least ten percent (10%), by a party to this Agreement and which is not controlled by, or under common control with, a party to this Agreement as its Subsidiary.

“Applicable Law” means all constitutions, laws, statutes, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits and legally binding requirements of all federal, state and local governmental authorities applicable to any party’s performance under this Agreement.

“Backlog” means Orders placed by HP or Eligible Purchasers and not yet shipped by Supplier to the destination required under the Order.

“Business Day” (whether initial letters are capitalized or not) means a Day other than a Saturday, Sunday or a Day on which U.S. commercial banks in [***], or, if different, commercial banking institutions in the location at which performance of an act or obligation under this Agreement is to occur, are closed or required to close under Applicable Law.

“Confidential Information” has the meaning set forth in Section 21.1.

“Control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Day” (whether initial letter is capitalized or not) means a calendar day and includes Saturdays, Sundays and holidays, except that, in the event that an obligation to be performed under this Agreement falls due on a day other than a Business Day, the obligation will be deemed due on the first Business Day thereafter.

“Delaying Cause” has the meaning set forth in Section 19. 1.

“Delivery” means, in accordance with an Accepted Order and this Agreement, delivery to common carrier for shipment or shipment and arrival of Product at the receiving area, as HP or an Eligible Purchaser may designate, and Supplier may agree, from time to time during the Term. “Deliver” or usage of similar import refers to a Delivery.

“Delivery Date” means the date specified in an Accepted Order for the Delivery of Product by Supplier to the destination required under the Accepted Order.

“Discontinued Product” has the meaning set forth in Section 12. 1.

“Documentation” means the technical documentation that Supplier will provide with Product from time to time during the Term and to the extent HP may reasonably request and show need for access.

“Eligible Purchaser” means [***].

“Emergency Order” has the meaning set forth in Section 3.5.

“Engineering Change” has the meaning set forth in Section 7. 1.

“Epidemic Failure” has the meaning set forth in Exhibit J.

“Failure Rate” has the meaning set forth in Exhibit J.

“Field Failure” has the meaning set forth in Exhibit J.

“Forecast” means HP’s non-binding (except as may be required in Exhibit I with respect to buffer inventory) estimate of purchases of Product over a [***] period, or such other period as may be designated by the parties.

“HP Contractor” or “Contractor” means any third party which performs work for HP or HP Subsidiaries or Affiliates and which requires Product from Supplier. HP Contractors are independent contractors of HP or its Subsidiaries or Affiliates and are not legally related to HP or its Subsidiaries or Affiliates as agent, employee, partner, joint venturer or other manner.

“HP Products” means the HP products or systems that include or incorporate Product and that will be marketed and sold to end-user customers by HP or HP Subsidiaries or Affiliates and its and their resellers.

“HP Property” means all property including without limitation models, tools, equipment, copies of designs and documentation and other materials that may be furnished to Supplier by HP or on HP’s behalf or separately paid for by HP for use by Supplier in connection with this Agreement or any Order.

“HP Warehouse” means any facility which is owned, leased, rented or use of which is otherwise arranged by HP where HP inventory, including raw material, components and work-in-process, may be stored.

“Hubs” means Supplier or Supplier’s logistic service providers which store, maintain or handle Supplier Managed Inventory.

“Indemnitee” has the meaning set forth in Section 15. 1.

“Infringing Product’ has the meaning set forth in Section 15.3.

“Intellectual Property Rights” means any ideas, whether or not patentable, inventions, discoveries, processes, works of authorship, marks, names, know-how, and any and all rights in such materials on a worldwide basis, including any rights in patents, inventor’s certificates, utility models, copyrights, moral rights, trade secrets, mask works, trade names and marks and other analogous rights.

“IP Claim” has the meaning set forth in Section 15. 1.

“Lead Time” means the time between the date an Order is issued and the Delivery Date.

“Mark” (whether initial letter is capitalized or not) means any trademark, service mark, trademark and service mark application, trade dress, trade name, logo, insignia, symbol, design or other marking identifying a party or its products.

“Month” and “year” mean calendar month and year.

“Non-cancelable Order” means an Accepted Order that due to special circumstances (e.g., ordered quantities or item of Product) or agreement of the parties may not be rescheduled or canceled by HP, except as set forth in Section 3.9. Any Accepted Order for Unique Product will be deemed to be a Non-cancelable Order.

“Non-conforming Product” means any Product which after Delivery and reasonable opportunity for inspection and acceptance does not comply with the Specifications or otherwise does not comply with the requirements of an Accepted Order or this Agreement.

“Non-SMI” has the meaning set forth in Section 3.8.

“Order” means a written or electronic purchase order or release issued by HP or an Eligible Purchaser to Supplier for Delivery of Product.

“Product” has the meaning set forth in Section 1.1 and includes any Goods and services set forth in Exhibit A, Parts and, as the context may allow, all related Documentation and other deliverables provided pursuant to this Agreement. “Parts” means the spares, replacements, components and other items that may be supplied in conjunction with or as additions to Product.

“Return Materials Authorization” or “RMA” has the meaning set forth in Section 6.1.

“Schematics” means construction and assembly drawings, photo-tooling for PCBs, and codes, software or firmware for custom or proprietary components.

“Services” has the meaning set forth in Exhibit C.

“Shipment” (whether initial letter is capitalized or not) means the date of shipment from Supplier’s facility, or in the case of Product shipped from a third party warehouse, the date of shipment from the third party warehouse to HP or an Eligible Purchaser’s facility.

“Software” means one or more programs capable of operating on a controller, processor or other device or hardware product. Software may be a separate Product, included with another Product or fixed in a device or hardware product and not removable in normal operation.

“Specifications” means Supplier’s standard specifications for Product, the technical and functional requirements for Product set forth in Exhibit A, any Unique Specification and any other requirements which may be attached hereto or referred to herein or agreed to by the parties or which may be published in Supplier’s manuals and technical data sheets for Product in effect on the date Supplier Delivers the corresponding Order.

“Subcontractor” means any third party, under contract or other arrangement with Supplier, with responsibility for supply of components or parts for Product, Support of Product, or for assembly, storage or configuration of Product.

“Subsidiary” means an entity controlled by, or under common control with, a party to this Agreement, through ownership or control of fifty percent (50%) or greater of the voting power of the shares or other means of ownership or control, for as long as such ownership or control continues to exist.

“Supplier Managed Inventory” or “SMI” means a program or process for Supplier’s inventory to be stored at Hubs or within Supplier’s designated area within an HP Warehouse.

“Support” means technical support and other Services as set forth in Exhibit C, standard services Supplier customarily provides for Product, or substantial equivalent, and services for Product mutually agreed to be provided by Supplier to HP; provided that if Product includes or constitutes Software, Support also includes fixes, updates and upgrades, unless otherwise agreed.

“Technical Information” means Supplier’s manufacturing information and technology to produce Product and provide Support, including without limitation: (i) specifications, software, schematics, designs, drawings or other materials pertinent to the most current revision level of manufacturing of Product; (ii) copies of all inspection, manufacturing, test and quality control procedures and any other work processes; (iii) designs relating to jigs, fixtures and tooling; (iv) Supplier history files; (v) support documentation; and (vi) any additional technical information or materials that may be agreed to by the parties.

“Term” has the meaning set forth in Section 1.3.

“Unique Materials” means special parts or components or dedicated raw materials which are used in the production of HP’s Unique Product and which cannot reasonably be reused, reworked, returned, sold or otherwise incorporated into any other products manufactured by Supplier.

“Unique Product” means Product that is unique in nature, customer-specific to HP and cannot be resold by Supplier to customers other than HP without major modification.

“Unique Specification” means a specialized or particularized requirement of HP which is unique to HP and which does not include industry standards or conventional requirements or guidelines or Supplier’s own standards, requirements or guidelines.

3.                                       ORDERING AND SHIPMENT OF PRODUCT

3.1 In General. HP and Eligible Purchaser may order Product in one or more of the following ways: (a) by issuing a standard purchase order or Order; (b) by issuing a Blanket Purchase Order; or (c) according to any applicable SMI process.  Only an Order which fully complies with the terms of this Agreement can create a binding obligation to purchase for HP or the Eligible Purchaser. Each Order must be in writing (which includes electronic form). A binding obligation to purchase by HP or an Eligible Purchaser and to sell by the Supplier is created when the Order is Acknowledged and accepted by the Supplier as provided herein. Such obligation to purchase and sell is limited to the Products and quantity covered by the applicable Order.

3.2 Orders. Each sale and purchase of Product under this Agreement will be initiated by an Order issued to Supplier by HP or an Eligible Purchaser. [***]. HP or an eligible Purchaser may schedule regular intervals for Deliveries by an Order setting forth the intervals. This Agreement applies to all Orders for Product and all Acknowledgment of Orders whether or not the Order or Acknowledgment refers to this Agreement.

3.3 Blanket Purchase Orders. [***]. Except as may be set forth in Exhibit I, [***]. Supplier will use its commercially reasonable efforts to fulfill all Forecasts it receives from HP and/or the Eligible Purchaser that are associated with Blanket Purchase Orders. .

3.4 Order Acceptance and Acknowledgment. [***]; provided that such confirmation of receipt does not constitute an acceptance of the Order unless it expressly so states. [***]. Unless otherwise expressly agreed by HP, Delivery must be in strict conformity with Accepted Orders and time is of the essence.

3.5 Emergency Orders. HP or an Eligible Purchaser may issue Orders on an emergency basis (“Emergency Order”). Subject to availability of Product, Supplier will use reasonable commercial efforts to fill Emergency Orders upon acceptance thereof by Supplier.

3.6 Forecasts. As Supplier may reasonably request, [***]. Supplier will use all commercially reasonable efforts to fulfill all Forecasts provided to it by HP. HP may revise any Forecasts as necessary.

3.7 Lead Times. [***]. Either party may request a change in Lead Times at any time, and any change announced by Supplier will apply unless otherwise agreed; provided that Lead Times may not be materially lengthened on less than [***] prior notice.

3.8 Inventory Requirements. [***] Use of an SMI process, whether with Hubs, HP Warehouse or otherwise, may require additional or different terms and conditions and is subject to mutual agreement. Inventory requirements for an SMI process may be agreed by the parties. Without limiting any of the obligations or liabilities of Supplier, Supplier will maintain, at its own expense, as long as this Agreement is in effect, insurance policies of the kind and limits listed below

3.9 Order Changes. [***] by notice to Supplier as set forth in this Section; provided that any increase in quantity or any rescheduling to an earlier Delivery Date is subject to Supplier’s Acknowledgment as set forth in Section 3.4. [***]. At any time prior to Shipment, HP may decrease any Accepted Order; provided that quantities under a Non-cancelable Order may not be decreased, and Non-cancelable Orders may not be canceled, to the extent Supplier has commenced production or acquired special components or dedicated raw materials for production. Accepted Orders for Product not shipped from Hubs may be canceled at any time prior to Supplier’s commencement of production, and those shipped from Hubs may be canceled at any time prior to Shipment. If HP cancels or modifies any Accepted Order upon less than applicable notice or other requirement set forth in this Section, Supplier may invoice HP Supplier’s customary cancellation charge.

3.10 Purchase Reports. Within [***] after close of each HP fiscal quarter, Supplier will provide HP a report which details purchases of Product by HP and all Eligible Purchasers by item, quantity and purchase location, showing total quantities shipped, total dollars invoiced, returns, percent of on-time and on-quality orders and such other information as HP and Supplier may mutually determine is appropriate. Reports will be sent to HP’s respective purchase locations, and a report detailing HP’s total purchases will be sent to HP’s primary contact set forth in Exhibit F.

3.11 Delivery, Shipment and Packaging. As set forth in Exhibit B, attached hereto.

4.                                       PRICES AND PAYMENT TERMS. Prices, payment terms and other pricing terms will be as follows:

4.1  Prices. Prices [***] during the Term.

4.2  Payment Terms. Payment terms are [***]. No invoice may be dated or submitted earlier than date of Delivery. Any prompt payment discount will be calculated from the same date. Payment will be in U.S. currency unless otherwise stated. Payment terms are firm for the entire Term unless changed by mutual written agreement of the parties.

4.3  Offset. With respect to any payment, reimbursement or other amount owed by Supplier to HP under this Agreement, [***] by HP to Supplier under this Agreement or any other agreement.

4.4  Discounts and Rebates. Discounts and rebates [***].

4.5 Sales Taxes and Duties. Unless otherwise agreed, prices are exclusive of all taxes or duties (other than taxes levied on Supplier’s income) that Supplier may be required to collect or pay upon purchase, sale or shipment of Product. Any such taxes or duties must appear as a separate item on Supplier’s invoice. HP will pay such taxes or duties unless HP is exempt. Where applicable, HP will provide Supplier with an exemption resale certificate.

4.6 Financial Condition. Any credit line extended to an Eligible Purchaser will be subject to Supplier’s normal credit standards and approval procedures in effect from time to time during the Term. [***], and Supplier will make available to HP, upon written request, information as may be reasonable, customary and sufficient

[***]. If the financial condition of either party materially and adversely changes from its financial condition as of the date of this Agreement, then the other party will have the [***].

5.                                       [***]

                                                5.1                                 [***].

                                                5.2                                 [***].

                                                5.3                                 [***].

                                                5.4                                 [***].

                                                5.5                                 [***].

6.                                       PRODUCT RETURNS; NON-CONFORMING PRODUCT

6.1 Return Materials Authorization. Product may be returned to Supplier by HP and by Eligible Purchasers as set forth in this Article and in Article 11.0. Product returned to Supplier will be accompanied by a Return Materials Authorization (“RMA”). Unless Supplier reasonably requires further verification, Supplier will provide an RMA within [***] of HP’s request. HP may return Product without an RMA if Supplier unreasonably refuses or fails to provide an RMA.

6.2 Return Charges. All Non-conforming Product returned to Supplier, and all replacement Product shipped by Supplier, [***].

6.3 Duty to Remove Marks or Destroy Non-conforming Product. Supplier will not sell, transfer or otherwise relinquish possession of Product which bears any HP Mark, part number or identifier, including any HP packaging, copyright, color or design scheme or code, other than as may be Ordered for Delivery by HP or Eligible Purchasers, nor may Supplier sell, transfer or otherwise relinquish possession or dispose of or reuse or remanufacture Non-conforming Product which bears any HP Mark, part number or other such identifier unless Supplier removes same there from, even if such removal would result in destruction of the affected Product or Non-conforming Product. Supplier will not represent any Product as built for HP or to HP specifications; provided that nothing herein limits or otherwise affects Supplier’s right to represent Product as functional in or compatible with any HP Products or as complying with or conforming to specifications for HP Products, when such representation is true and correct in all material respects. All manufacturing overruns of HP branded Product or defective HP branded Product will be destroyed by Supplier in a secure manner upon HP’s authorization. At no time may an HP branded Product be sold or transferred to another party without HP’s prior written authorization.

6.4 Correction of Non-conforming Product. An entire lot of Product may be returned if a statistically significant sampling of that lot contains Non-conforming Product. Supplier will, as may be reasonable under the facts and circumstances and within a reasonable time, [***], and having reviewed its options with HP, repair or rework Nonconforming Product or replace same and reship for redelivery, [***], or issue credit therefore or refund the purchase price if paid.

7.                                       ENGINEERING PROCESS OR DESIGN CHANGES

7.1 Supplier Proposed Changes. Except as set forth in this Article, Supplier will not make or incorporate any changes in Product or geographical relocations affecting electrical performance, mechanical form, fit, function or performance, environmental compatibility, chemical characteristics, software compatibility or the life, reliability or quality of Product.

7.2 Notice of Proposed Change. Supplier will notify HP in writing of any proposed Engineering Change and will provide evaluation samples and other appropriate information as HP may reasonably request a delay of up to [***] prior to the first proposed shipment of any Product involving an Engineering Change provided that Supplier may not provide Product involving an Engineering Change to HP for production usage until HP has notified Supplier, in writing, that it has completed its qualification testing. If any such change affects price, component obsolescence, quality performance or delivery schedules of Product, an impact proposal prepared by Supplier shall be presented to HP for approval prior to Supplier initiating any change.  If as a result of such an Engineering Change HP would be unable to utilize Product due to a failure under HP’s qualifications, Supplier will continue to provide Product without the Engineering Change until Supplier and HP resolve any qualification issues. If a resolution mutually recognized as such by both parties is not achieved within a reasonable time, Supplier may, subject to Sections 11.5 and 12.1, discontinue supply of Product without the Engineering Change, whereupon HP may cancel all Accepted Orders for Product without cost or liability or terminate this Agreement upon written notice to Supplier.

7.3 HP Proposed Changes. HP may change HP-supplied drawings or designs or the Specifications at any time prior to manufacture effective upon notice to Supplier. If any such change affects price, component obsolescence, quality performance or delivery schedules of Product, an impact proposal prepared by Supplier shall be presented to HP for approval prior to Supplier initiating any change. Supplier may make written claim for any equitable adjustment related to such change within [***] from the date HP gives notice to Supplier of such change, or such claim will be deemed untimely and adjustment with respect thereto will be waived, renounced, released and forever barred.

7.4 Safety Standard Changes. Supplier will provide HP oral notice, to be followed by written notice, or email notice within [***] of Supplier having knowledge of the need for any upgrade, substitution or other change required to make Product meet applicable safety standards or requirements of Applicable Law. HP, in its discretion, may require that all affected Product be reworked or returned to Supplier for upgrade to current revisions or be upgraded by Supplier or HP in the field. If Product met applicable safety standards and requirements of Applicable Law at time of manufacture, HP and Supplier will share the costs of any subsequent upgrade, substitution or other required correction as may be equitable under the circumstances; provided that if mutual agreement on sharing such costs is not reached within [***] of Supplier’s initial notice hereunder, the parties will divide costs equally between them. If Product met applicable safety standards and requirements of Applicable Law at the time of Delivery, HP will bear all costs of any subsequent upgrade, substitution or other required correction.

8.                                       QUALITY

8.1 Quality System. Supplier will maintain a quality system that ensures compliance with this Agreement and meets at least one (1) of the following:

•   Currently certified to the applicable ISO 9000 series of standards for the Products and/or spare parts provided to HP

•  Maintains a quality management system and manual that complies with the applicable ISO 9000 quality systems series of standards

•   Currently executing a plan to achieve ISO 9000 certification within [***] from the Effective Date

•   Has successfully passed HP’s supplier qualification audits

Supplier, upon written request from HP, will provide to HP copies of Supplier’s quality system documentation and supporting test documentation. The parties will create and maintain a combined team to provide oversight of Supplier’s quality systems to ensure Supplier’s compliance with this Agreement.

8.2  Product Holds. Supplier will, upon HP’s request, hold shipments of Product until HP’s verification that the Product complies with HP’s specifications.

8.3 HP’s Right to Inspect Facilities. With reasonable advance notice (but no less than [***] notice), during normal business hours and in compliance with Supplier’s security and safety requirements, HP and/or its designated representative may inspect Supplier’s production and repair facilities (including but not limited to Product, raw materials, equipment associated manufacturing processes, test and inspection data, reliability data, failure analysis data, corrective action data, and training data) to ensure compliance with this Agreement. HP’s inspection may be for any reason related to this Agreement, including assuring Supplier’s compliance with HP’s requirements. Supplier will use reasonable efforts to secure for HP similar rights to inspect Supplier’s Subcontractors at no charge to HP.

8.4  Reports. Supplier will provide quality-related reports and such other reports and information as HP may reasonably request.

8.5 SUPPLIER RATING. HP PERIODICALLY REVIEWS ITS SUPPLIERS UNDER A RATING SYSTEM FOR TECHNOLOGY, QUALITY, RESPONSIVENESS, DELIVERY, COST, ENVIRONMENT, REGULATORY AND SECURITY (TQRDC-RS). SUPPLIER WILL PARTICIPATE IN THE TQRDC-RS REVIEW PROCESS.

9.                                       SAFETY

Supplier will designate a representative within its organization to interface with HP on Product safety issues. Supplier will work with HP to establish a procedure for reporting real or potential Product safety problems or risks to HP within [***] of Supplier becoming aware of such problems or risks.

10.                                 WARRANTIES

10.1 Product General Warranties. Supplier represents and warrants that all Product is and will:

10.1.1                  [***].

10.1.2                  [***].

10.1.3                  [***].

10.1.4                  [***].

10.1.5                  [***].

10.1.6                  [***].

10.2 Product Intellectual Property Warranties. Supplier represents and warrants with regard to all Product (including Software and Documentation to the extent included with Product) that:

10.2.1 [***].

10.2.2 Except as has been disclosed to HP in writing prior to the date of this Agreement, [***].

[***]. If a U.S. District Court or any court worldwide adjudges that Product, or any item or part thereof, [***] irrespective of whether further right of appeal lies available to Supplier, or if Product or use is enjoined at any stage of the proceedings, [***]. [***].

10.3 Warranty Periods. [***]. The warranties set forth in Sections 10.1.2 and 10.1.5 are effective upon Delivery, are continuing and will remain in effect for the longer of Supplier’s normal warranty period or as stated in Exhibit J following acceptance of the Product. The warranties set forth in Sections 10.1.1, 10.1.3, 10.1.4 and 10.1.6 are made and effective at Delivery. All warranties set forth in Section 10.2 are effective at Delivery, are continuing and will remain in effect in perpetuity.

10.4 Software and Documentation Warranty. If Product includes or constitutes Software, Supplier provides additional warranties, and warrants Software and related Documentation, as set forth in Exhibit H.

10.5 Services and Support Warranty. Supplier warrants that all Services and Support will be provided in a professional and workmanlike manner by competent, experienced personnel possessing suitable expertise in the subject matter.

10.6 Compliance with Applicable Law. Supplier warrants that it will comply with Applicable Law in its performance under this Agreement.

10.7 Warranty Exclusions. The warranties set forth in this Article 10 will not apply to any Product to the extent such Product (i) have been improperly installed, repaired, altered or otherwise modified (other than by Supplier or Supplier’s authorized Subcontractors), (ii) have been subjected to misuse, abuse, negligence or accident, (iii) have been used in a manner contrary to Specifications or Supplier’s written instructions or Documentation, (iv) are comprised of materials provided or a design stipulated by HP and not approved by Supplier in writing or (v) are used Product (to the extent HP may have waived Section 10. 1.3 in a particular instance), and do not cover normal wear and tear.

10.8 DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SUPPLIER MAKES NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, REGARDING PRODUCT INCLUDING MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE.

11.                                 SUPPORT; OTHER SERVICES

11.1 General. Supplier will maintain such number of qualified personnel as is necessary to provide timely and knowledgeable Support and will provide Support to HP as set forth in Exhibit C. Supplier may independently offer and provide maintenance and support services to third parties, including HP’s customers, but

Supplier may not use HP Confidential Information or HP Property to provide such services.

11.2 New HP Products. HP may request that Supplier provide [***]. Supplier will consider each request on a case-by-case basis. [***].

11.3 HP Property. HP may provide to Supplier HP Property solely for use in providing Services, Support or in Supplier’s manufacturing, testing or adapting Product. All HP Property will be segregated from Supplier’s property and identified as the sole property of HP. HP Property may not be transferred, assigned, loaned or otherwise encumbered by Supplier in any way. HP Property may be provided to third parties for fulfillment of Supplier’s obligations hereunder only upon HP’s prior written consent. [***], upon HP’s request or in all events upon termination or expiration of this Agreement. HP may require Supplier to enter into further written agreement and execute appropriate documentation as a condition to Supplier having access to HP Property.

11.4 Substitute Products. [***], if compatible with any current version of HP Products, [***].

11.5 Survival of Support Obligations. Unless otherwise stated in Exhibit C, Supplier’s obligations to provide Support will continue throughout the [***]; provided that as to any Product for which manufacture or supply is discontinued in accordance with Article 12.0, such obligations may be discontinued when such Product is discontinued or if later, when Supplier ceases Support for that Product; and provided further that in the event of any expiration or termination of this Agreement, except a termination by Supplier pursuant to Section 24.2 for HP’s default, Supplier may, unless otherwise agreed, charge for providing Support at the prices mutually agreed upon by HP and Supplier.

12.                                 DISCONTINUANCE OF PRODUCT

12.1 [***] Buy Rights. In consideration of HP’s purchase of any Product or Spares hereunder, Supplier grants to HP the option to purchase Products and Spares [***] for a period of [***], [***]. If thereafter Supplier determines to discontinue the manufacture, supply of said Product (a “Discontinued Product”), Supplier will give written notice to HP in no event less than [***] in advance of the last date the Discontinued Product can be ordered (the “Notice Period”). After receipt of notice of discontinuance, during the Notice Period, HP may at its discretion:

12.1.1 Purchase from Supplier such commercially reasonable quantity of the Discontinued Product as HP may reasonably deem necessary for its future requirements; or

12.1.2 Manufacture and/or Support the Discontinued Product under the manufacturing rights granted in Section 12.2, [***].

12.2 HP’s Right to Manufacture. Subject to Section 12.1, [***].

12.2.1 [***] within a reasonable time after HP has notified Supplier of HP’s exercise of its rights under this Section 12.2. [***]. If HP uses self-help measures to obtain possession of any such Technical Information, HP may [***].

12.2.2 Supplier will furnish to HP within [***] after HP’s written request, the names and addresses of Supplier’s sources for Parts not manufactured by Supplier, including the appropriate part numbers for commercially available equivalents of electronic Parts. Supplier will use reasonable efforts to enable HP to [***].

12.2.3 Supplier will furnish to HP [***] all Parts catalogues, schematics, design specifications, blueprints, material lists, engineering change orders, and other servicing documentation deemed necessary by HP to service and support the Discontinued Product.

12.2.4 Supplier [***] license rights it may have with third parties for software, documentation or any intellectual property used in the manufacture of the Discontinued Product.

12.3 Survival of [***] Buy Rights. Supplier’s obligations to provide [***] buy rights as set forth in Section 12.1 and manufacturing rights as set forth in Section 12.2 [***], except a termination by Supplier pursuant to Section 24.2 for HP’s default, for [***] of this Agreement. Notwithstanding any expiration or termination of this Agreement, Supplier may, at its discretion, provide [***] buy rights as set forth in Section 12.1 for [***] following any such expiration or termination.

13.                                 LOSS CONTROL

13.1 Business Continuity

13.1.1                  Supplier will develop and keep current a formal business continuity plan that details Supplier’s strategies for response to and recovery from a broad spectrum of potential disasters that could disrupt operations and timely delivery of Product, material and services required pursuant to this Agreement.

Supplier’s plan will include a baseline material hazard analysis, a written recovery plan and documented emergency and incident response procedures, a mitigation plan to prevent losses or minimize the effects of a disaster, and a crisis communication plan.

“Hazard” means an existing or unusual occurrence in the natural or the human-made environment that may adversely affect human life, property, or activity to the extent of a disaster. Industrial/Technological Hazards include destruction of data storage, retrieval and processing facilities, hazardous materials release, loss of data systems integrity from breaches of security, power failures, structural failures, telecommunications failures, and transportation failures. Natural Hazards include earthquake, flood, hurricane, landslide, tornado, tsunami, volcano, wild or forest fire, and windstorm and winter storm.

13.1.2(a)    Supplier will conduct an annual test and evaluation of its business continuity plan, which upon request by HP may be witnessed by HP, to ensure expected systemic and process responsiveness from Supplier.

13.1.2(b) Upon request, Supplier will make its business continuity plan and the annual evaluation available to HP or its designated representative for review.

13.2 Safety, Security and Fire Protection. Supplier will be responsible for maintaining the Hubs, SMI and all warehouse and storage facilities and operations (except HP Warehouses) in accordance with applicable and prudent safety, security, and fire protection standards. Supplier will allow HP and its designated representatives to perform on-site audits of such facilities and operations and will cooperate in the resolution of recommendations for improvement.

14.                                 MARKETING AND LICENSING

14.1 Marketing Authority. HP will have the authority worldwide to market Product and HP Products containing Product to the extent it deems appropriate. Without limiting the generality of the foregoing sentence, [***] with respect to marketing Product or HP Products [***] developing, purchasing, licensing or marketing any product which performs the same or similar function as Product. HP will have the right to use its own business and license terms for all marketing and distribution of Product and HP Products.

14.2 No Rights in Marks. Except as otherwise set forth in Section 14.3, nothing in this Agreement grants either party any rights in the Marks of the other party; provided that HP may use the name of Supplier and the name of any Product in advertising and marketing Product or HP Products. As Supplier may reasonably require, Product will be affixed with copyright notices sufficient to give notice as to the respective rights of the parties.

14.3 Private Labeling. If during the Term HP requests Supplier to produce HP private label versions of Product, Supplier will ensure that Product contains HP Marks, serial number format and packaging as specified by HP and conforms to HP specifications for external appearance. Supplier will make commercially reasonable efforts to fulfill such request, as long as there is no material change in form or dimensions of Product and no required commercially unreasonable action. [***].

14.4 [***].

14.5 [***]. For purposes of this Agreement, [***]. These rights with respect to the Documentation will extend to Eligible Purchasers and, to the extent related to distribution or sale of HP Products, to HP Subsidiaries, Affiliates and third party channels of distribution as may be authorized by HP.

15.                                 INTELLECTUAL PROPERTY PROTECTION

15.1 Supplier’s Duty to Defend. Except as provided in Section 15.4 and conditioned upon HP’s satisfaction of its obligations under Section 15.2, Supplier will, to the maximum extent permitted by law, [***] (individually, an “Indemnitee” and collectively, “Indemnitees”) [***]

15.2 HP’s Duty to Notify. HP will give Supplier prompt notice of any IP Claim. If Supplier assumes defense of such IP Claim without reservation of rights, HP will provide Supplier the authority, information and reasonable assistance (at Supplier’s expense) necessary to defend. Supplier will control defense, and HP will not settle such IP Claim without Supplier’s consent, not to be unreasonably withheld; provided that if Supplier does not diligently pursue resolution of such IP Claim or fails to provide HP, upon request at any time and from time to time, with reasonable assurance that it will diligently pursue resolution, then HP may, without in any way limiting its other rights and remedies, defend the claim and collect all costs of doing so from Supplier. [***] settlement or compromise Supplier desires to enter [***]. HP and any other Indemnitee may, in its or their discretion, participate in the defense of such IP Claim.

15.3 Actions After Injunction or Order. If the use or combination of any Product is enjoined, if the combination of any Product with an HP Product is enjoined where such combination is intended by Supplier or reasonably inferable from Specifications, Supplier’s written designs or Documentation or if a court or government agency enters an injunction or order forbidding the importing of any Product or preventing the Delivery of any Product to HP (any of which Product being referred to as “Infringing Product”), Supplier will, as may be reasonable under the facts and circumstances and within a reasonable time, [***], and having reviewed its options with HP:

15.3.1 [***].

15.3.2 [***].

15.3.3 [***].

15.3.4 [***].

If none of the foregoing options is commercially achievable, [***].

In addition to the above,  [***].

15.4 Limitations. Nothing in this Article 15 applies to any Products to the extent such Products (i) have been improperly installed, repaired, altered or otherwise modified (other than by Supplier or Supplier’s authorized Subcontractors), (ii) have been subjected to misuse, abuse, negligence or accident, (iii) have been used in a manner contrary to Specifications or Supplier’s written instructions or Documentation; (iv) are comprised of materials provided or a design stipulated by HP or information or instructions provided by HP and not approved by Supplier in writing to the extent that the claim arises from Supplier’s compliance with a Unique Specification or result directly from use of such materials, design or information so provided by HP or (v) have been (A) modified by HP or a third party or (B) used by HP or a third party in connection with or in combination with an HP Product or a part or system not provided by Supplier in an application which in either the case of (A) or (B) is not expressly intended by or prohibited by Supplier in Specifications, Supplier’s written designs or Documentation; [***].To the extent that any of the foregoing limitations would otherwise apply, it will not apply where the Product is claimed to be an unauthorized use, misappropriation or infringement on account of a manufacturing, test, upgrade and/or repair process used by Supplier unless HP has required Supplier to use in manufacture, test, upgrade and/or repair of such Product the particular manufacturing, test, upgrade and/or repair steps that resulted in such claim. Notwithstanding anything else contained in this Agreement, [***].

15.5 Intellectual Property Developed under this Agreement. Intellectual Property Rights developed by Supplier or otherwise arising in the performance of this Agreement will be owned as provided in this Section. [***].

15.5.1 [***]. Either party may proceed on its own if the other party declines to participate or fund such activities, and any such refusal to participate or fund will not affect the parties’ joint ownership rights with respect to any affected Intellectual Property Rights. [***].

15.5.2 Notwithstanding the foregoing, [***],  provided that (a) additional consideration is provided for in a professional services agreement or (b) as the parties hereto otherwise agree in writing.  In the event Intellectual Property Rights arising under this agreement (irrespective of who developed those rights, or whether the rights were jointly developed) are developed by Supplier not as a result of [***], but where those Intellectual Property Rights have [***] (as opposed to the products, processes or services of [***] in aggregate), Supplier agrees [***] for so long as HP is in an active purchasing relationship with Supplier or an affiliate of the Supplier on the same terms and conditions.

15.5.3 Each party agrees to require its employees and contractors to be subject to an assignment obligation to such party for any Intellectual Property Rights arising under this Agreement.

16.                                 TRADE REQUIREMENTS

16.1 Supplier understands that this Agreement is subject to compliance with U.S. and other national export, import, customs and trade-related laws and regulations and that it is responsible for implementing procedures to ensure compliance with all guidelines outlined in each of HP Regional Trade Guidelines. Supplier acknowledges that it is knowledgeable about such laws, regulations, and HP requirements and agrees to comply with same.

16.2 Supplier, at each of its sites, is responsible for determining the appropriate country of origin (“CO”) for the product(s) it manufactures/assembles for HP and for marking these products in accordance with the requirements set out in BF Regional Trade Guidelines. Further, Supplier will cooperate fully with HP in supplying data to facilitate HP’s origin reporting requirements and qualification for preferential origin programs such as NAFTA, IFTA, FMF, EXIM and the like including, but not limited to, all requested origin analysis, certificates of origin, manufacturer’s affidavits, data (e.g. EDI) transmissions, and special reporting.

16.3 The following trade data elements must be able to be printed out or be capable of being transferred electronically on each commercial invoice prior to shipment of Product and must be sent to HP via the standard electronic/EDI shipping confirmation signal:

•                  Country of Origin (line item level)

•                  Import Country HTS Classification (line item level)

•                  ECCN (line item level)

•                  License (line item level)

•                  Destination Control Statement

•                  HP Part Number

•                  Appropriate INCOTERM

Further, Supplier must maintain, and reproduce upon demand, all documentation relating to the international transport of HP goods for a period of not less than six (6) calendar years from the date of each shipment. All such record keeping system will comport with the legal requirements of the U.S. and other nations including, but not limited to, requirements set out in Parts 762 and 772, U.S. Department of Commerce, Export Administration Regulations and the U.S. Customs Record-Keeping Regulations, 19 C.F.R. 163.

Supplier will provide immediate notice to HP (via the site’s appointed HP representative) in the event of an action by the U.S. or other national government customs/export authorities that relates specifically to goods or services provided to HP by Supplier’s sites.

Supplier will afford HP, and HP’s duly appointed agents, reasonable access to the sites for trade compliance audit purposes and further agrees to respond in a timely manner to HP’s requests for production of trade control records and to comply with all remedial or corrective actions that HP may specify.

16.4 Supplier must be capable of producing accurate and complete shipping documentation for each Supplier site and each shipment from such site. Supplier is responsible for knowing and understanding shipping documentation standards applied in the normal course of international business and for knowing and understanding additional requirements outlined in HP Regional Trade Guidelines. Supplier acknowledges that each of its sites is staffed with personnel knowledgeable about such standards and HP requirements and agrees to comply with same.

16.5 Supplier is responsible for knowing and understanding the terms of sale governing its agreement(s) with HP. Supplier is responsible for understanding the scope of its responsibilities under the applicable sales term(s), for ensuring that all of the site’s employees and agents are likewise educated, and for implementing procedures to ensure that the site, the site’s employees and the site’s agents fulfill the Supplier’s responsibilities under the applicable term(s).

16.6 For each transaction where HP is to be importer of record, the Supplier is responsible for ensuring that commercial documentation accurately reflects the actual price paid or payable between HP and Supplier’s site. It is Supplier’s responsibility that each of its sites reconciles its financial records against commercial documentation in order to validate HP’s use of transaction value, whenever possible, for declarations to Customs. When transaction value cannot be applied, Supplier will apply sequentially the World Trade Organization (“WTO”) valuation rules for HP transactions. Supplier acknowledges that it is knowledgeable about the requirements for transaction value declarations and agrees to comply with same.

16.7 Duty Drawback. Unless otherwise requested, Supplier will allow HP to be the importer of record for all Deliveries. If HP is not importer of record and Supplier obtains duty drawback rights to Product, Supplier will, upon HP’s request, provide HP with documents required by the customs authorities of the country of receipt to prove importation and to transfer duty drawback rights to HP if HP has paid or arranged deposit of the subject duties.

17.                                 CLASSIFICATION AND LICENSING AUTHORITY

17.1 Where Products are of HP’s design, technology or software or are manufactured to HP’s functional specification, HP will assist the Supplier in the export of the commodities by providing Export Control Commodity Numbers (“ECCN”) and Harmonized Tariff Code Numbers (“HTS”) on behalf of HP’s subsidiary Hewlett-Packard International GmbH (“HPIG”). Supplier will comply with Applicable Law governing import or export of Product and will be solely responsible for obtaining all requisite licenses and other authorizations. Supplier will not export, re-export or otherwise disclose, directly or indirectly, technical data or the direct product of such technical data received from HP without HP’s prior knowledge and written consent.

17.2 Supplier’s Declaration. Where Products are of Supplier’s design, technology or software or are manufactured to the Supplier’s functional specification; the Supplier will provide HP with the correct ECCN or with sufficient technical information to determine classification. Additionally, the Supplier must provide any additional information that it knows will affect the determination of license authority. The information will be supplied via trade’s supplier’s declaration at: [***].

17.3 Country of Origin Marking. The Supplier will mark the containers, in English, as well as all Products with the Country of Origin, in compliance with Section 304 of the United States Tariff Act. If the Product itself cannot be marked legibly due to size, then its immediate container must be marked with a signed certificate stating Country of Origin (manufacture) by quantity and part number (HP’s and Supplier’s).

18.                                 GOVERNMENTAL COMPLIANCE

18.1 Duty to Comply. Supplier, its agents, employees and Subcontractors will comply with all Applicable Law in its performance of this Agreement. Upon request, Supplier agrees to certify compliance with any applicable law or regulations. HP is neither responsible for monitoring Supplier’s nor Supplier’s Subcontractor’s compliance with any Applicable Law.

18.2 Social and Environmental Responsibility. Supplier warrants that in all countries in which Supplier and, to Supplier’s knowledge, information and belief, Supplier’s authorized Subcontractors do business, its and their operations comply with all applicable laws and regulations governing protection of the environment, employee health and safety, and labor and employment practices, including but not limited to, laws and regulations relating to working hours, working conditions, wages, benefits, child labor, forced labor, freedom of association and equal employment opportunity. [***].

18.2.1                  Supplier warrants that its U.S. operations comply with the requirements of Executive Order 11246, the Vocational

Rehabilitation Act and the Vietnam Era Veterans’ Readjustment Assistance Act.

18.2.2                  Accessibility. Supplier is in compliance with all applicable laws and regulations governing the accessibility of information technology for people with disabilities.  Supplier will provide HP with information about accessibility features of Products.

18.3 Environmental Requirements. Without limiting the generality of Sections 18.1 and 18.2 above, Supplier warrants and agrees that:

18.3.1 Product Content. All Products and their packaging will comply with HP’s General Specifications for Environment, DWG No. A-5951-1745-1 [***] and, for purposes of this Agreement, such specifications are part of the Specifications for the Product.

18.3.2 Shipment. All Products will be shipped in conformance with all applicable national and international transportation regulations including, where applicable, regulations regarding chemicals and hazardous materials, dangerous goods, or fumigation and aeration. All packaging materials, including pallets, will be free of pests and comply with national and international regulations regarding Solid Wood Packing Materials (SWPM) where applicable.

18.3.3 Chemical Substances. Each chemical substance contained in the Product is on the inventory of chemical substances compiled and published by the United States Environmental Protection Agency pursuant to the Toxic Substances Control Act.

18.3.4 Supplier will provide complete and accurate Material Safety Data Sheets (MSDS) for Product to HP prior to shipment.

18.3.5 Environmental Information. Supplier will furnish HP any information reasonably requested by HP to confirm compliance with Applicable Law or to determine the environmental effects of materials included in the Products or in the packaging.

18.3.6 Disposition of Excess Materials. Supplier will recycle or dispose of any excess or waste materials generated from manufacture, test, upgrade or repair of Product (including damaged or nonconforming product or materials) in compliance with the provisions of this Agreement, Applicable Law and any specific instructions received from HP.

18.3.7 Manufacturer will continuously implement and maintain processes and policies designed to protect the environment at any facility at which

Product manufacturing, test, upgrade or repair operations are performed under this Agreement.

18.3.8 Ozone Depleting Substances. Supplier hereby certifies that neither Product, nor any part, piece or component of any Product:

18.3.8.1 Contains any “Class I Substance” or “Class II Substance” as those terms are defined in 42 U.S.C. Section 7671 and implementing regulations of the United States Environmental Protection Agency at 40 C.F.R. Part 82, as now in existence or hereafter amended; or

18.3.8.2 Has been manufactured, tested, upgraded, or repaired with a process that uses any “Class I or Class II Substance.”

18.4 Procurement Regulations. HP is a commercial corporation that is also a contractor and subcontractor for the U.S. government. All of the Products to be purchased from Subcontractor by HP pursuant to a subcontract/purchase order in the United States, its territories, possessions, the District of Columbia and the Commonwealth of Puerto Rico are deemed to be “Commercial Items” as defined in Federal Acquisition Regulation (“FAR”) 2. 10 1, Part 12 and 52.202 1(c). Notwithstanding any other clause in HP’s contract with the U.S. government, only those clauses identified in the clause at FAR 52.244-6 are required to be in agreements (subcontracts) for commercial items or commercial components. In addition, and in accordance with determinations made as a result of U.S. government audits, HP is required to flow down FAR 52.219-9, Small Business Subcontracting Plan, on all subcontracts/purchase orders with large business concerns that exceed $500,000 in value.

Pursuant to FAR 52.212-5(e) and/or FAR 44.402(b), subcontractor, meaning any supplier, distributor, vendor or firm that furnishes supplies or services to or for a prime contractor or another subcontractor in support of U.S. government business, will accept the following FAR clauses, which are hereby incorporated by reference into this Agreement, with the same force and effect as if they were presented in full:

FAR 52.222-26, Equal Opportunity (February 1999)

FAR 52.219-8, Utilization of Small Business Concerns (October 2000)

APPLICABLE IF THE SUBCONTRACT/PURCHASE ORDER EXCEEDS $2,500: FAR 52.222-41, Service Contract Act of 1965, as Amended (May 1989) if the purchase order is principally for the furnishing of services through the use of service employees.

APPLICABLE IF THE SUBCONTRACT/PURCHASE ORDER IS FOR $10,000 OR MORE:

FAR 52.222-35, Affirmative Action for Disabled Veterans and Veterans of the Vietnam Era (April 1998)

FAR 52.222-36, Affirmative Action for Workers with Disabilities (June 1998)

APPLICABLE IF THE SUBCONTRACT/PURCHASE ORDER EXCEEDS $500,000 AND SUBCONTRACTOR IS NOT A SMALL BUSINESS:

FAR 52.219-9, Small Business Subcontracting Plan (October 2000)

18.5 Anti-Terrorism Security Measures. Supplier acknowledges that its failure to comply with the laws, or regulations of any applicable governmental authority, U.S. CTPAT or equivalent security guidelines or TAPA/HP security requirements will be considered by HP as negligence and failure on the part of Supplier to provide due care for HP shipments. Supplier will be liable for all fines and penalties imposed on HP, and other damages incurred by HP, relating to Supplier’s noncompliance with any such security regulations, guidelines or requirements.

19.                                 FORCE MAJEURE EVENTS

19.1 Delaying Causes. Neither party will be liable for any delay in performance under this Agreement caused by any act of God or other cause beyond Supplier’s reasonable control and without Supplier’s fault or negligence including but not limited to fire, flood, war, embargo, riot or an unforeseeable intervention of any government authority, which causes complete business interruption (a “Delaying Cause”). A Delaying Cause does not include delays in transportation, shortages of materials, delays by manufacturers or Subcontractors or economic considerations or inefficiencies. No Delaying Cause will suspend or excuse either party’s obligations as set forth in Articles 15, 21 and 22.

19.2 Occurrence of a Delaying Cause. Any party whose performance is affected by a Delaying Cause will notify the other party promptly upon commencement of a Delaying Cause and will provide its best estimate of the expected duration of such occurrence. Upon notice to Supplier during pendency of a Delaying Cause, HP may terminate any unfilled Accepted Orders without liability. Any party whose performance is affected by a Delaying Cause will exercise reasonable diligence to overcome and effect cessation of the Delaying Cause and to mitigate effects thereof. Performance of the parties’ respective obligations to purchase and sell Product will be suspended to the extent affected by, and for the duration of, a Delaying Cause, and during pendency of a Delaying Cause affecting Supplier’s ability to make timely Delivery, [***].

19.3 Resumption of Performance. The parties will resume performance under this Agreement once the Delaying Cause ceases, and HP may, upon written notice not later than [***] following such cessation, extend the Term up to the length of time the Delaying Cause endured.

20.                                 EVENTS OF DEFAULT AND REMEDIES

20.1 Events of Default. A party will be in default under this Agreement upon the occurrence of any of the following events (each an “Event of Default”):

20.1.1 Said party fails to pay or perform any payment obligation when and as due under this Agreement or any Accepted Order after ten (10) days written notice from the other party;

20.1.2 Said party fails to perform any obligation under this Agreement or any Accepted Order, other than as set forth in Section 20.1.1, when such failure continues for [***] after written notice thereof is given or, if such failure cannot reasonably be cured within said [***], but is capable of cure within a longer period not exceeding [***] and said party commences to cure such failure promptly upon receipt of such written notice and thereafter proceeds with reasonable diligence to cure such failure, for such longer period as may be necessary for said party to cure the same with reasonable diligence;

20.1.3 Any representation or warranty made by said party in connection with this Agreement proves to be false in any material respect; provided that if such representation or warranty is capable of being cured, then said party may cure such misrepresentation or breach of warranty within [***] after written notice thereof is given or, if such misrepresentation or breach of warranty cannot reasonably be cured within said [***], but is capable of cure within a longer period not exceeding [***] and said party commences to cure same promptly and thereafter proceeds with reasonable diligence to cure same, for such longer period as may be necessary for said party to cure the same with reasonable diligence;

20.1.4 Said party makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they mature, applies to any court for the appointment of a trustee or receiver for any of its properties, or commences any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or other similar law of any. jurisdiction; or any such application or any such proceeding is filed or commenced against said party and said party indicates its approval, consent or acquiescence thereto; or there is filed or commenced against said party an involuntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or other similar law of any jurisdiction and such proceeding is not dismissed, and remains in effect, for [***] or more; or an order is entered adjudicating said party bankrupt or insolvent; or

20.1.5 Except as may be permitted under Section 25.4, said party transfers all or substantially all of its properties or merges with or into any other entity or there is otherwise any change in controlling interest or ownership of said party, without the prior written consent of the other party.

20.2 Rights and Remedies Upon Default. Upon the occurrence and during the continuation of any Event of Default, the party not in default will have, in addition to all other rights and remedies provided herein, all of the rights and remedies under the Uniform Commercial Code, as may be limited or otherwise affected by this Agreement. [***]. All rights and remedies will be cumulative and may be exercised singularly or concurrently.

20.3 Cover Costs. In the event of default by Supplier, Supplier and HP agree to discuss [***] of certain premium costs (“Cover Costs”) reasonably incurred by HP to remedy Supplier’s default. [***].

21.                                 CONFIDENTIAL INFORMATION

21.1 Confidential Information. During the Term, a party (the “Recipient”) may receive or have access to certain information of the other party (the “Discloser”) that is marked as “Confidential Information,” including, though not limited to, information or data concerning the Discloser’s products or product plans, business operations, strategies, customers and related business information. The Recipient will protect the confidentiality of Confidential Information with the same degree of care as the Recipient uses for its own similar information, but not less than reasonable care. Confidential Information may only be used by those employees of the Recipient who have a need to know such information for purposes related to this Agreement. Supplier will, upon HP’s written request, use commercially reasonable efforts to cause any entity or person designated by HP to enter into a nondisclosure agreement which affords materially comparable protections for HP’s Confidential Information as the Confidential Disclosure Agreement referenced in Exhibit D. [***].

21.2 Exclusions. The foregoing confidentiality obligations will not apply to any information that (a) is known by the Recipient prior to disclosure, (b) was developed by the Recipient prior to disclosure or is subsequently developed independently and without reference to the disclosure, (c) is or becomes publicly available through no fault of the Recipient, (d) is rightfully received from a third party with no duty of confidentiality, (e) is disclosed by the Recipient with the Discloser’s written approval or (f) is disclosed under operation of law.

21.3 Personal Data. Both parties agree to comply with the applicable data protection rules when collecting, storing, transferring, sharing and/or otherwise processing any personal data in connection with this Agreement. Unless expressly agreed otherwise, any HP employee personal data HP discloses to Supplier may only be used by Supplier in accordance with the then current HP Privacy Policy (available on request) for administering the relationship between Supplier and HP. Unless expressly agreed otherwise, any personal data customer discloses to HP may be used by HP in accordance with the then current HP Privacy Policy for administering the relationship between the customer and HP and for providing customer with information about HP’s products, services and programs. HP may share such personal data with other HP entities and business partners who are providing services on behalf of HP (whether established in Europe or elsewhere) that are bound by appropriate confidentiality obligations. HP will secure customer’s consent before sharing such personal data with any other third party.

22.                                 INSURANCE AND INDEMNITY

22.1 Without limiting any of the obligations or liabilities of Supplier, Supplier will maintain, at its own expense, as long as this Agreement is in effect, insurance policies of the kind and limits listed below:

Worker’s Compensation Insurance: Supplier will maintain Workers Compensation Insurance as required by Applicable Law having jurisdiction over Supplier’s employees wherever work is to be performed under this Agreement.

Employer’s Liability Insurance: Supplier will maintain Employer’s Liability Insurance in an amount keeping with the law of the nation, state, territory or province having jurisdiction over Supplier’s employees wherever work is to be performed under this Agreement [***].

General Liability Insurance: Supplier will maintain Comprehensive or Commercial General Liability Insurance (including but not limited to premises and operations, products and completed operations, broad form contractual liability, broad form property damage and personal injury liability) with a minimum limit of [***] claims of bodily injury, including death, and property damage that may arise from use of the Products or acts or omissions of Supplier under this Agreement. Each policy obtained by Supplier will name HP, its officers, subsidiaries, directors and employees as additional insureds. Such insurance will apply as primary insurance and no other insurance will be called upon to contribute to a loss covered thereunder.

Claims Made Coverage. If any policies have “claims made” coverage, Supplier will maintain such coverages with HP named as an additional insured for a minimum of three years after termination of this Agreement. Any such coverage must have a retroactive date no later than the date upon which work commenced under this Agreement.

Additional Requirements. All deductibles on policies providing coverage will be paid by Supplier. In the event Supplier is self insured for matters described in Section 13.0, Supplier agrees to respond to any claims or losses made against or incurred by HP in the same fashion as if insurance had been purchased with the same or broader coverage terms than what is generally available to similar Supplier’s. In no event will the coverages or limits of any insurance required under this Article, or the lack or unavailability of any other insurance, be deemed to limit or diminish Supplier’s obligations or liability to HP under this Agreement. In addition, where allowed by law, such policies will permit Supplier to waive, on its own behalf and on behalf of its insurers, any rights of subrogation against HP, its subsidiaries, officer directors and employee.

All insurance policies will be written by a company authorized to do business in the territory and jurisdiction where the project is located. In no event will the coverage or limits of any insurance maintained by Supplier under this Article, or the lack or unavailability of any other insurance, limit or diminish in any way Supplier’s obligations or liability to HP under this Agreement. All insurance policies will be written with appropriately licensed and financially responsible insurers

Certificate of Insurance. Supplier will furnish Certificates of Insurance acceptable to HP before any Work is commenced hereunder by Supplier. The Certificate of Insurance will provide that there will be no cancellation or reduction of coverage without [***] prior written notice to HP.

22.2 Indemnity. Supplier will, to the maximum extent permitted by law, indemnify, defend and hold harmless HP and HP’s directors, officers, employees and agents from and against any and all claims, liability, loss or damage for bodily injury, occupational sickness or disease or death of any person, including any employee of Supplier or any Subcontractor, or for any physical damage to property, or loss of use thereof, (i) to the extent proximately caused by Product or Non-conforming Product or (ii) which is proximately caused by the negligence, strict liability or other fault of, or breach of this Agreement or any Accepted Order by, Supplier, including its Subcontractors and its and their employees, agents and suppliers, in whole or in part or jointly with HP. Nothing in this Article 22.0 applies to any Products to the extent such Products have been installed, repaired, altered, modified or used by HP in a manner contrary to Specifications or Supplier’s written instructions or Documentation. In the event any claim, liability, loss or damage is caused by the joint or concurrent negligence, strict liability or other fault of Supplier and HP, except to the extent due to HP’s passive negligence or HP’s failure to manage or supervise Supplier, including its Subcontractors and its and their employees, agents and suppliers, or HP’s failure to oversee or control Supplier’s performance under this Agreement or any Accepted Order, including performance of Supplier’s Subcontractors and its and their employees, agents and suppliers, then such claim, liability, loss or damage will be borne by Supplier and HP in proportion to its respective degree of fault. Conditioned upon HP’s satisfaction of its obligations under Section 22.3, Supplier will at its own expense defend any suit, action or other proceeding asserting a claim covered hereunder, and Supplier will pay all costs, including attorneys’ fees and litigation costs, incurred in enforcement. Supplier will not have any obligation to defend, indemnify or hold harmless hereunder when the occurrence giving rise to such claim, charge, liability, loss or damage is caused solely by the negligence, strict liability or other fault of HP. Supplier’s obligations to defend, indemnify and hold harmless hereunder will not be limited or otherwise affected by any insurance, self-insurance or retention of risk which it may carry or assume.

22.3 HP’s Duty to Notify. HP will give Supplier prompt notice of any such claim or action for which Supplier is obligated to indemnify under Section 22.2. If Supplier assumes defense of such claim or action without reservation of rights, [***], upon request at any time and from time to time, with reasonable assurance that it will diligently pursue resolution, HP may, without in any way limiting its other rights and remedies, defend the claim and collect all costs of doing so from Supplier. [***]. HP and any other Indemnitee may, in its or their discretion, participate in the defense of such claim or action.

23.                                 LIMITATION OF LIABILITY

23.1 Liability Disclaimers. TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES OF THE OTHER (INCLUDING LOSS OF PROFITS OR REVENUE, COST OF CAPITAL OR DOWNTIME COSTS) ARISING OUT OF ANY PERFORMANCE OF THIS AGREEMENT OR ANY ORDER, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED IN TORT, WARRANTY, CONTRACT OR ANY OTHER LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; [***].

23.2 Liability Limitations. The respective liability of Supplier and HP to each other for any claim whether in contract, warranty, negligence, tort, strict liability, or otherwise for loss or damage arising out of, connected with, or resulting from this Agreement or any Order or the performance or breach hereof, or from the design, manufacture, sale, delivery, resale, repair, replacement, installation, technical direction, inspection, operation or use of any Goods covered by or furnished under this Agreement or any Order, or from any Services rendered in connection herewith, [***].

23.3 Exceptions to Liability Disclaimers and Limitations. NOTHING IN THIS ARTICLE 23 OR OTHERWISE EXCLUDES, DISCLAIMS, LIMITS OR OTHERWISE AFFECTS EITHER PARTY’S LIABILITY FOR CLAIMS OF ANY THIRD PARTY, CLAIMS FOR PERSONAL INJURY OR DEATH OR

CLAIMS FOR PHYSICAL DAMAGE TO PROPERTY. EXCLUDED DAMAGES. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY PENAL, EXEMPLARY OR PUNITIVE DAMAGES OR FOR ANY MULTIPLE DAMAGES.

24.                                 TERMINATION

24.1 Termination for Convenience. HP may terminate this Agreement at any time without liability for damages and without need to show cause upon [***] Supplier may terminate this Agreement at any time without liability for damages and without need to show cause upon 180 days prior written notice. Except for any obligations to purchase Products in inventory as [***], upon termination pursuant to this Section, HP’s entire payment liability will be limited to all Products for which HP has received and accepted delivery.

24.2 Termination for Default. Either party may terminate this Agreement or any Accepted Order in accordance with Article 20.0.

24.3 Termination for Assignment. Either party may, upon reasonable prior written notice, terminate this Agreement or any Accepted Order in case of an assignment or attempted assignment of this Agreement or any Accepted Order to a competing entity or in case of an assumption or delegation of performance of this Agreement or any Accepted Order by a competing entity, if in the party’s reasonable determination such assignment or performance would be detrimental to the performance of this Agreement or any Accepted Order or to its business interests or prospects.

24.4 Termination Pursuant to Other Power. Either party may terminate this Agreement or any Accepted Order pursuant to any other right granted to or reserved in that party under this Agreement or any Accepted Order or as may exist at law or in equity, as may be limited or otherwise affected by this Agreement.

24.5 Effect of Termination. [***].

24.6 Termination Claim. Upon the occurrence of a termination event, failure of either party to submit it’s termination claim in writing within [***] unless extended by the other party in writing prior to the expiration of said period, will constitute a waiver and release of such claim, and neither party will be required to notify the other party or make any determination thereof. [***].

25.                                 MISCELLANEOUS

25.1 Notices. All notices that are required to be given under this Agreement will be in writing and will be sent to the respective address as set forth in Exhibit F, or such other address as each party may designate by notice given in accordance with this Section. Any such notice may be delivered by hand, by overnight courier, by first class pre-paid letter or by facsimile or electronic mail transmission, and will be deemed to have been received: (a) by hand delivery, at the time of delivery; (b) by overnight courier, on the succeeding business day; (c) by first class mail, two (2) business days after day of mailing; and (d) by facsimile or electronic mail, immediately upon confirmation of transmission, provided a confirmatory copy is sent pre-paid by first class mail or overnight courier or is hand delivered by the end of the next business day.

25.2 Exhibits; Other Documents. The Exhibits and Schedules attached to this Agreement and all other documents referred to herein are hereby incorporated herein by this reference and made part of this Agreement. In the event of any conflict between a provision contained in any Exhibit, Schedule or other document and a provision of this Agreement, then the provisions of the Exhibit will govern.

25.3 Independent Contractors. The relationship of the parties established under this Agreement is that of independent contractors, and neither party is a partner, employee, agent or joint venturer of or with the other. Nothing in this Agreement precludes either party from independently developing, manufacturing, selling or supporting products similar to Product.

25.4 Assignment. Subject to the exception set forth in the following sentence, neither this Agreement nor any right, license, privilege or obligation provided herein or in any Accepted Order may be assigned, transferred or shared by either party without the other party’s prior written consent, not to be unreasonably withheld, and any attempted assignment, transfer or sharing without consent is void; provided that Supplier may perform its obligations hereunder through any Subsidiary or Affiliate for whose performance Supplier will be responsible and remains liable. [***]  The assigning party must ensure that the assignee assumes in writing or by operation of law the assigning party’s obligations, and no assignment will relieve the assigning party of its obligations, under this Agreement and any assigned Accepted Orders. This Agreement will inure to the benefit of and will be binding on the permitted successors and assigns of the parties.

25.5 No Waiver. No modification or waiver of or amendment to or release from any provision of this Agreement or any Accepted Order and no waiver of or release from any breach or default hereunder will be of any force or effect unless contained in a writing which is signed by the party which is sought to be bound thereby, nor may same be held or considered to be a modification or waiver of or amendment to or release from any other provision, nor be a waiver of or release from any other breach or default. No modification or waiver of or amendment to or release from any provision of this Agreement and no waiver of or release from any breach or default hereunder will result from any conflicting, different or printed provisions of any subsequently dated sales or purchase order, order acknowledgment, or a confirmation thereof, for Product, unless such subsequent provision is stated conspicuously on the face of any such order, acknowledgment or confirmation and such order, acknowledgment or confirmation is agreed in a writing signed by an authorized representative of the party to be bound thereby. The parties contemplate that from time to time such order, acknowledgment and confirmation forms may be utilized, and the provisions of this Agreement will govern and control such forms except to the extent of any such subsequent provision as aforesaid. The failure of any party to enforce any provision of this Agreement, or to exercise any right, will not be considered a waiver of that provision or right.

25.6 No Third Party Beneficiary. This Agreement does not confer any right or remedy other than to the parties hereto and their respective permitted successors and assigns, and no action may be brought against any party hereto by any third party claiming as a third party beneficiary to this Agreement or any Accepted Order. Nothing in this Agreement is intended to relieve or discharge any obligation or liability of any third party to any party to this Agreement, and nothing herein confers, or is intended to give any third party, any right of subrogation or action over.

25.7 Headings; Interpretation. The Article and Section headings used in this Agreement are for convenience of reference only and do not limit or extend the meaning of any provision of this Agreement, and will not be used in interpretation of any provision of this Agreement. All terms defined in this Agreement in the singular form will have comparable meanings when used in the plural form and vice versa. References in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules” are to articles, sections, exhibits and schedules herein or hereto unless otherwise indicated. The words “include” and “including” and words of similar import when used in this Agreement will not be construed to be limiting or exclusive.

25.8 Publicity. Subject to the terms and conditions of Article 19 above, neither party may publicize or disclose to any third party, without the written consent of the other party, the existence or terms of this Agreement except as required under applicable federal securities laws. In the event that Supplier becomes aware that disclosure is likely to be required by operation of law, Supplier shall promptly provide HP with ample notice and opportunity to seek a protective order. Supplier agrees that in the event that disclosure to the SEC is likely, Supplier shall promptly file a request for confidential treatment. Without limiting the generality of the foregoing sentence, no press releases regarding the subject matter, content, or existence of this Agreement may be made without the prior mutual consent of each party.

25.9 Severability. If any provision in this Agreement is held invalid or unenforceable by a body of competent jurisdiction, such provision will be construed limited or, if necessary, severed only to the extent necessary to eliminate such invalidity or unenforceability. The parties will negotiate a valid, enforceable substitute provision that most nearly effects the parties’ original intent in entering into this Agreement or to provide an equitable adjustment in the event no such provision can be added. The other provisions of this Agreement will remain in full force and effect.

25.10 Entire Agreement. This Agreement, together with the Exhibits and Schedules, comprise the entire understanding between the parties with respect to the subject matter hereof and supersede any previous communications, representations or agreements, whether oral or written, with respect thereto; provided that any separate non-disclosure agreement between the parties will continue unchanged and in full force and effect according to its terms. For purposes of construction and interpretation, this Agreement will be deemed to have been drafted by both parties, and no ambiguity will be construed in favor of or against either party.

25.11 [***]

25.12 Governing Law. This Agreement and each Order and Acknowledgment will be governed in all respects by California law without reference to any choice or conflict of laws provisions of California or the law of any other jurisdiction. The parties hereby submit to the jurisdiction of the courts of California or any court of the United States sitting in California with subject matter jurisdiction, and waive any venue objections against the United States District Court for the Northern District of California, San Jose Branch and the Superior and Municipal Courts of the State of California, Santa Clara County, in any litigation arising under this Agreement. The parties exclude application of the 1980 United Nations Convention on Contracts for the International Sale of Goods, if applicable.

25.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. If this Agreement is executed in counterparts, no signatory hereto will be bound until all parties have duly executed, or caused to be duly executed, a counterpart of this Agreement.

25.14 Authority of Signatory. If HP or Supplier executes this Agreement by agent or representative, such agent or representative by his/her act of signing this Agreement individually warrants and represents to the parties, and HP and Supplier warrant and represent respectively to each other, that he/she is authorized to execute, acknowledge and deliver this Agreement on behalf of HP or Supplier, as the case may be, and thereby to bind the respective party to the same.

25.15 Disputes/Escalation Process. Supplier and HP will attempt in good faith to resolve all disputes under this Agreement by mutual agreement before initiating any legal action or attempting to enforce any rights or remedies hereunder; provided that nothing herein will prevent either party from giving notice at any time of default as set forth in Article 20.0 or termination as set forth in Article 24.0. [***] both parties may pursue any or all rights and remedies as may exist at law or in equity, as may be limited or otherwise affected by this Agreement. [***]. Nothing herein will prevent either party, at any time, from suggesting referral of any dispute to mediation before a mutually acceptable mediator under mutually acceptable rules and procedures.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement by their respective authorized representatives as of the Effective Date.

OVERLAND STORAGE		HEWLETT-PACKARD COMPANY
Supplier		HP

By		By

Print Name: Vernon A. LoForti		Print Name: Richard Gentilini

Title:	Vice President and Chief Financial Officer	Title: Director NSS Procurement

EXHIBIT A

TO PRODUCT PURCHASE AGREEMENT

BETWEEN HP AND OVERLAND STORAGE

PRODUCT DESCRIPTION AND SPECIFICATIONS

1.  Product Description

Storage tape libraries, related accessories, options and spares

2.  Product Specifications

Product will conform to Specifications.  Specifications include without limitation:

a)              HP Product and Spares specifications and all industry standard specifications included within the Product and Spares specification.

b)             HP Safety and regulatory agency requirements

c)              HP’s Packing and Shipping Requirements specified in Exhibit B

d)             HP’s General Specification for Environment

e)              Technical requirements specified in Accepted Orders

EXHIBIT B

TO PRODUCT PURCHASE AGREEMENT

BETWEEN HP AND OVERLAND STORAGE

DELIVERY, PACKING AND SHIPPING REQUIREMENTS

1.0                     General Shipping Terms

1.1                       Shipment Requirements.  All Accepted Orders are to be shipped complete.  Supplier will give HP immediate notice if it learns or has reason to believe that it cannot meet a Delivery Date or that only a portion of the Accepted Order will be available for Delivery to meet a Delivery Date.  For partial shipments, Supplier will ship the available quantities unless directed by HP to reschedule Delivery.  If Supplier ships by a method other than as specified in the corresponding Accepted Order, Supplier will pay any resulting increase in the cost of shipment.  HP may utilize drop shipment options to any destination; provided that if HP drop ships outside the country in which the Accepted Order is placed, HP will pay all resulting additional costs. The failure of Supplier to comply with these shipping requirements will be considered a material breach of the Agreement.

1.2                       Right to Accept Over Shipments.  If Supplier ships more Product than is covered by the corresponding Accepted Order, the amount of the over shipment may be either retained by HP for application against future Orders or returned to Supplier at Supplier’s risk and expense, as HP may determine in its discretion.

1.3                       [***]

1.4                       Freight Terms; Passage of Title; and Risk of Loss.  Freight terms will be negotiated by the parties from time to time during the Term.  [***].

1.5                       Packing List.  Each Delivery will include a packing list that satisfies the requirements, including as to country of origin, set forth in Article 16 and Exhibit B.

1.6                       Packaging.  Supplier will preserve, package, handle and pack all items of Product so as to protect same from loss, damage, electrostatic discharge or otherwise in conformance with good commercial practice, Exhibit B, Specifications, Applicable Law and other applicable standards as may be mutually agreed from time to time.

1.7                       Responsibility for Damage.  Supplier will select the common carrier to be used for shipment of Product.  Supplier is responsible and liable for any loss or damage due to its failure to properly preserve, package, handle or pack Product.  Neither HP nor any Eligible Purchaser will be required to assert any claim for such loss or damage against the common carrier involved, nor will either be liable for any loss or damage due to a release of chemicals or other hazardous materials to the environment by reason of improper Delivery or Non-conforming Product.

1.8                       Off-Premises Inspection.  [***].  HP will bear its expenses of pre-inspection, and will indemnify and hold Supplier harmless from any damage or injury caused by HP’s personnel at such facility.

1.9                     Inspection.  HP will inspect Product upon Delivery to verify whether HP has received the number of boxes of Product shown on Supplier’s packing list and to detect any visible damage or any apparent damage from transportation to the boxes or packaging of Product.  HP will promptly notify Supplier of any such damage to the boxes or external packaging as delivered and will make a notation on the common carrier’s waybill of such damage and/or of any shipment shortages.  HP will also promptly notify Supplier of any shortage in the number of boxes delivered.

1.10               Changes to delivery dates may only be made by HP’s authorized purchasing representatives, as specified by HP.  HP may, [***], issue Change Orders for Product quantities and schedule dates. If any Change Order is made orally, Supplier will send HP a written confirmation thereof within [***] Business Days of Supplier’s receipt of said Change Order and HP will provide Supplier with an Order confirming such change within [***] Business Days of receiving Supplier’s confirmation.

1.11               If Supplier does not deliver Product in accordance with an Accepted Order or such Product does not meet the Specifications, then HP shall have the right to receive remedies specified herein.  Supplier is not responsible for delays caused by a Delaying Cause as defined in Section 19.1. Supplier acknowledges the importance of HP receiving Product in a timely manner.  [***].

2.0                     Outbound Logistics Operational Requirements

Supplier is required to meet the following outbound logistics requirements in order to ship products from their facility/shipping site to HP specified destinations.  [***].

A.           Customs & Legal Requirements

1.               [***].  [***].  [***].  Requirements will vary based on shipping origin, shipping destination, financial flow, customs regulations, and Supplier’s legal registration within origin/ destinations countries.

2.               Legal Registration - The Supplier will be responsible for obtaining appropriate registrations to legally conduct outbound logistics as specified by HP.

B.             Physical Shipping Requirements

1.               Documents and Labeling – The Supplier must be able to produce and support all required shipping documentation required to meet customs (export and import), transportation, and customer requirements.  Specific requirements will vary based on shipping origin, shipping destination, transportation lane, delivery tracking, and customer.  Supported documents include the following.

•                  Commercial Invoice – multiple type

•                  International Packing list

•                  Bill of Lading/ Airway Bill

•                  Shipping labels

2.               Packing and Marking – The Supplier must prepare and pack all Products in a manner (i) [***], that is consistent with practices customary in the computer component industry, (ii) necessary to meet a designated carrier’s requirements, and (iii) that conforms with the laws and regulations of any applicable country (including, but not limited to, the United States of America) and any applicable subdivision thereof.

3.               Palletizing — The Supplier is required to palletize products for shipments when required based on transportation mode.  The Supplier will need to provide documented pallet specifications for HP approval based on product dimensions.  Palletizing of products will need to be sufficient to adequately protect the products during shipment, provide necessary security measures, support shipment load optimization, and meet customer requirements.

4.               [***]

5.               Serial Number Scanning — The Supplier will need to support serial number scanning for product shipments requiring serial number tracking as defined by HP.  Scanned product serial numbers will be required on shipping documentation and will need to be systemically provided to HP or other sites as defined within the IM requirements.

6.               Additional Requirements — HP may request additional outbound logistics requirements of the Supplier either during implementation or post implementation.  These requirements could include, but are not limited, to the following:

•                  New customer requirements

•                  Trade laws (customs)

•                  Process integration and improvements

C.             Security Requirements

The Supplier will be required to meet HP security requirements to effectively minimize product damages and losses from shipment point of origin to destination.

D.            Carrier/ Freight Forwarder Requirements

1.               Delivery Service Level — The Supplier will need to support HP specified transportation modes and delivery service levels.

2.               Use of HP Carriers – In the case that HP is responsible for the outbound transportation, the Supplier will be required to schedule shipments via specific HP carriers.  Carrier assignments will vary based on shipping origin, shipping destination, customer, shipment size, product type, and other factors.  In the case that HP carriers need to be used, HP will provide the Supplier a Routing Guide with routing parameters and specific carrier preferences.

3.               Carrier Scheduling – The Supplier will be responsible for arranging carrier pick up and providing required shipment documentation.

4.               Reporting – In some cases the Supplier will be required to support outbound logistics reporting needs beyond those established in the IM requirements.

E.              IM System Requirements

The Supplier will be required to support all IM system requirements directly related to meeting the outbound logistics requirements as defined in the IM system requirements.  Outbound logistics operations processes will be required to be automated in the areas of producing shipping documentation and capturing and sending logistics required information.

F.              Compliance & Audits

The Supplier will be required to support logistics process and IM system audits related to the outbound logistics requirements.  This will include [***].  Audit findings and observations will be shared with the Supplier as a means of improving logistics execution to ensure all customs and customer requirements are successfully supported.

3.0                                 Duties Minimization

a)              Supplier will enclose a “Form A” document in every shipment to Europe or the United States of America to comply with “General System of Preferences” (“GSP”) requirements each time this benefit can be applied to shipments.

b)             Supplier will also make all reasonable effort to minimize freight and duties and keep the Product eligible for the GSP by choosing suitable components and manufacturing site(s) for Product.

EXHIBIT C

TO PRODUCT PURCHASE AGREEMENT
BETWEEN HP AND OVERLAND STORAGE

SERVICE & SUPPORT REQUIREMENTS

This Service and Support Requirements Exhibit (“SSR”) is part of the Purchase Agreement between HP and Supplier (“Agreement”) and provides additional terms and conditions for maintenance Parts as set forth on the attached list of spares (“Spares”) and associated services defined below (“Services”) to be provided to HP’s services organization.  Terms used have the same definitions as in the Agreement.  In the case of conflict with the Agreement, the terms of this SSR will take precedence as regards service and support but will not otherwise modify the Agreement.

A.  SPARES AVAILABILITY: Supplier will provide Spares and associated Services to HP as requested by HP. Spares are identified on the attached Schedule of Spares. [***].  Spares will take priority over HP’s production units (first builds) and will ship first.

B. DELIVERY: Supplier will ship Spares from a Supplier hub located in San Diego, CA.  Supplier will maintain a sufficient inventory of spares at each hub in order to ship orders and repair/exchange Products within [***].  Supplier will use product failure data available to it as the manufacturer, product failure trend data provided by HP, and HP Forecasts and any other information available to Supplier to maintain adequate inventory. Any other changes/additions to Supplier’s hub facilities will need to be negotiated and mutually agreed.

C.  PRIORITY DELIVERY: If HP is experiencing a critical support situation, Supplier will use its best efforts to ship same day, [***].

D.  RMA PROCEDURE: At least weekly, HP will return to Supplier any Products to be returned, and HP will request an RMA# prior to return of any material to Supplier.  HP will provide quantity and part numbers of materials to be returned. Products will be returned to Supplier’s designated hubs.  [***].  If Supplier cannot repair/exchange parts in [***], then Supplier will use its best efforts [***] to repair/exchange Products and the lead-time for such repair/exhchange will not exceed [***].  Supplier will provide the RMA# within [***].

E.  WARRANTY SUPPORT:  Upon receipt of Supplier’s RMA, HP will return in warranty Spares to Supplier for repair/exchange.   From time to time to manage unusual situations, [***].  Supplier will notify HP [***] of receipt if the failure of any Spare is attributable to obvious end user negligence or abuse and is not the warranty responsibility of Supplier; unless HP is notified [***].  HP may audit any Spare Supplier claims has been subjected to obvious end user abuse and will provide disposition, [***], instructing Supplier to return to HP, repair at HP’s expense or other.

F.  WARRANTY: Supplier warrants replacement Spares for the remaining Product warranty term or [***] calendar days from the date of shipment to HP, whichever is greater. Supplier is responsible to track Spares warranty by item serial number and will provide to HP or HP’s designated third party upon request information about repair dates for specific units.

G.  POST WARRANTY SUPPORT: HP may return out of warranty Spares for repair.  Repair pricing for out of warranty Spares returned is identified on the attached Spares and Repairs Pricing Exhibit.  Supplier will notify HP [***] of receipt if any returned Spare has been damaged and not repairable.  Supplier will not be obligated to replace or repair such damaged returns because repair pricing is based on HP returning repairable units.  HP may audit the damaged Spare and will provide disposition, [***], instructing Supplier to return to HP, scrap at Supplier site or similar disposition.  Unless Supplier reports damage with five business days, Supplier will be obligated to replace the returned Spare at the pricing agreed upon in this Exhibit.

I.  TERM OF AVAILABILITY: HP may purchase Spares and return defective spares for repair/exchange during the “Term of Availability”. The Term of Availability, for each Spare, is a period of time continuing for (i) [***] from the date Supplier last ships HP volume shipments of any Product during the Term, which the Spare is used to support and (ii) which ends upon written notification from Supplier. Supplier’s notification, discontinuing Product support (see Section 12 of PPA), must provide [***] notice to HP and identify the affected Spares. Supplier will support HP’s non-cancelable order, received a minimum [***] in advance of the end of the Term of Availability, requesting delivery for “last buy” quantities with shipment on or before the end of the Term of Availability.

J.  SUBSTITUTION:  Supplier may request HP approval to deliver a one-time or permanent replacement for any Spare.   The replacement Spare must meet or exceed all contract specifications that were applicable to the item(s) being replaced and must be priced equivalent to the item(s) being replaced.  [***].  Once a permanent replacement parts has been approved, the remaining Term of Availability applicable to the item being replaced shall apply to the replacement Spare.

K.  PRICING: The purchase price for Spares, are identified in the Schedule of Spares.  HP and Supplier agree to [***], as necessary. Pricing changes are subject to mutual agreement and must be documented in writing.  For warranty repairs/replacements, HP or its designated third party will be responsible for the return of the material to Supplier’s designated repair center.  [***].

[***]

L.  RIGHTS AND ASSISTANCE TO REPAIR: In the event that Supplier affects the end-of-service (EOS) of a Spare not superceded by a compatible alternative, Supplier grants to HP the right to repair and have repaired Spares for as long as HP chooses to support Products. [***]

M.  QUALITY: [***].  Spares, if repaired and not new, will have functionality at least equivalent to the current shippable revision, will be functionally compatible and suitable for replacement in all Products which the Spare supports, and externally visible portions of the Product will meet the attached cosmetic specifications.  Upon request by HP, Supplier will provide information reasonably needed by HP to understand quality and reliability issues such as failure analysis data, reliability testing data, inspection histories, and specifications as well as provide access to facilities and repair processes.  Supplier agrees to share all support documentation by giving HP read access to their knowledge repository when appropriate.  Also, requests for support related information will be delivered to HP within 14 days of request except that Supplier agrees to deliver priorities requests for escalation support within one business day.

Quality Reporting

See Exhibit J; “Reporting Requirements”.

HP and supplier will agree to work together, to use supplier data for mutually agreed upon goals and metrics.  Key Process Indicators may include, but are not limited to-DOA, NTF/NFF, MROC, and TTF.  Collection of data, metric goals, frequency and submission of quality data will be finalized no later then August 31st 2003.

N.  THIRD PARTY REPAIR SERVICES: HP may use a third party to manage aspects of its repair processes.  Upon HP’s request and subject to mutual agreement with Supplier, Supplier will provide HP’s third party repair center with the same support it provides to HP.  [***].

O.  SUPPLIER MANAGEMENT PROGRAM: Supplier agrees to participate in HP’s Supplier Management Program applicable to Services and Support and meet with HP, as requested up to twice per year, in order to review Supplier’s performance, establish performance metrics to drive continuous improvements, and discuss other areas of mutual concern.  Supplier agrees to designate a Supplier Representative who shall act as HP’s primary contact for any service issues, parts purchases, exchange, repair, quality or customer escalated issues. Supplier must provide an internal written escalation process and said Representative or designated backup(s) must be available to HP during normal business hours.

P.  TECHNICAL SUPPORT:  Overland shall provide technical Support to HP for the duration set forth in and subject to Section 11.5 of the Purchase Agreement.  [***].

Schedule of Spares

[***]

EXHIBIT D

TO PRODUCT PURCHASE AGREEMENT
BETWEEN HP AND OVERLAND STORAGE

CONFIDENTIAL DISCLOSURE AGREEMENT

Supplier and HP are parties to a certain non-disclosure agreement [***] dated June 2003.

EXHIBIT F

TO PRODUCT PURCHASE AGREEMENT
BETWEEN HP AND OVERLAND STORAGE

RECIPIENTS FOR NOTICES

For HP:

Name	[***]
Title	Commodity Manager
Address	Hewlett Packard Company
200 Forest Street
Marlboro, MA 01752
Phone Number	[***]
FAX Number	[***]
Email	[***]

For Supplier:

Name	[***]
Title	Account Manager
Address	4820 Overland Ave
San Diego, CA 92123
Phone Number	[***]
FAX Number	[***]
Email	[***]

RELATIONSHIP MANAGERS

The Agreement will be facilitated by a management sponsor from each party.

The sponsors will conduct quarterly reviews concerning status of the Agreement and outlook for the future.  Each sponsor will act, respectively, as an escalation path for issues arising under the Agreement during the Term with the objective of timely resolution.

The individuals indicated in this Exhibit may be re-designated at any time by their respective employers with appropriate information to the other party.

HP TITLE	HP Name, Address, Phone, Fax, E-Mail	SUPPLIER Equivalent TITLE	SUPPLIER Name, Address, Phone, Fax, E-Mail
Commodity Manager	[***]	HP Account Manager	[***]
Quality Engineer	[***]	Quality Engineer	[***]
Engineering Program Manager	[***]	Program Manager	[***]
Marketing Manager	[***]	Director Marketing Programs	[***]
Service Commodity Manager	[***]	Customer Service Supervisor	[***]
Product Safety Representative	[***]	Product Safety Representative	[***]
Procurement Manager	[***]	Director OEM Sales	[***]
Business Segment Manager	[***]	VP WW Sales	[***]

EXHIBIT G

TO PRODUCT PURCHASE AGREEMENT
BETWEEN HP AND OVERLAND STORAGE

MARKETING SUPPORT AND DEVELOPMENT FUNDS
NEW PRODUCT REQUIREMENTS

1.               [***]

2.               Supplier agrees to the exclusive use of HP Ultrium drives on all NEO based library products provided there are no supply contraints, that the quality and reliability meet or exceed competitive products and that the pricing is less than or equal to competitor drive pricing and except for OEM or major account opportunities as defined by the customer.

3.               Supplier agrees to Marketing Development Funds (MDF) equal to [***] of [***].

4.               Supplier agrees to buy/sell HP branded media products provided there are no supply constraints, that the quality and reliability meet or exceed competitive products and that pricing for the media is less than or equal to other competitive media products.

5.               Supplier agrees to provide an HP focused worldwide account team, to support high level sales management engagement, general sales force engagement, sales training and managing sales process issues and conflict resolution.

6.               Supplier agrees to provide an HP focused marketing support person responsible for, but not limited to, creating and delivering HP sales tools, marketing promotions, collateral, event coordination and advertising support

7                [***].

8.               Supplier agrees to provide training support, including, but not limited to, quarterly training events, technical support for product configuration and call center training.

9.               As it relates to any joint new product development, Supplier will support a [***] providing [***].  Supplier agrees to support HP with exclusivity on any unique features where HP has invested financially such as with NRE in the development of the feature or where both parties have mutually agreed on exclusivity prior to the implementation of the feature...

10.         [***].

11.         Supplier will perform, as mutually agreed by the parties, reasonable agency compliance testing per HP’s requirements and provide HP certifications from agencies as required by HP.

12.         [***].

13.         [***].

14.         Supplier will provide source code for all learning product materials but not limited to; installation guides, user guides and service guides.

EXHIBIT H

TO PRODUCT PURCHASE AGREEMENT
BETWEEN HP AND OVERLAND STORAGE

SOFTWARE AND DOCUMENTATION WARRANTY

To the extent Product includes or constitutes Software and with respect to related Documentation, Supplier warrants and represents to HP, in addition to the warranties set forth in Article 9 of the Agreement:

1.               That Supplier has, as of date of delivery, and perpetually thereafter, clear title for sufficient proprietary rights in and to the Software and Documentation to grant HP any license, lease or other non-ownership rights granted in and to the Software and Documentation and that the Software and Documentation are free of any and all restrictions, settlements, judgments or adverse claims that might adversely affect any such right granted HP.

2.               That the Software will conform to Specifications and will operate substantially in accordance with the Specifications and Documentation.

3.               That the Software will not (1) contain lock out devices or have any virus, disabling device, time bomb, Trojan horse, back door or any other harmful component, (2) replicate, transmit or activate itself without control of a person operating the computing equipment on which it resides, (3) alter, damage or erase any data or other computer programs without control of a person operating the computing equipment on which it resides or (4) contain any code, key, node lock, time-out or other function whether implemented by electronic, mechanical or other means which restricts or may restrict use or access to programs or data based on residency on a specific hardware configuration, frequency or duration of use, or other limiting criteria.

4.               That the Software and Documentation, including accompanying trademarks, copyrights and trade names, do not violate or infringe any patent, copyright, trademark, trade secret or other proprietary right of any third party, that Supplier is not aware of any facts upon which such a claim for infringement could be based and that Supplier will promptly notify HP if it becomes aware of any claim or any facts upon which a claim could be based.

[***]

EXHIBIT I

TO PRODUCT PURCHASE AGREEMENT
BETWEEN HP AND OVERLAND STORAGE

Flex / Buffer Model

Supplier shall develop and implement internal processes to provide HP maximum flexibility and shall maintain buffer inventory as directed. Subject to and in accordance with Section 5.4 of the Product Purchase Agreement, [***]

Flex is defined as ability to accept incremental demand.

Buffer is defined as ability to pull-in existing demand.

HP’s flex requirements are:

Number of Calendar Days Prior to Scheduled Demand Date	HP’s Maximum % Increase	HP’s Maximum % Decrease	Maximum USD liability for Decreases of HP Unique Product **
0 – 30	[***]	[***]	[***]
31 – 60	[***]	[***]	[***]
61 – 90	[***]	[***]	[***]
91 +	[***]	[***]	[***]

* Any weekly incremental upside above these percentages will be responded to with best reasonable efforts in the areas of number of units and replenishment cycle time.

[***]

In addition to the weekly EDI transmission, HP also agrees to chair a weekly interlock meeting with Supplier to review short and long term Forecast updates.

EXHIBIT J

TO PRODUCT PURCHASE AGREEMENT
BETWEEN HP AND OVERLAND STORAGE

QUALITY ASSURANCE REQUIREMENTS AND
ADDITIONAL PRODUCT WARRANTIES

This exhibit specifies the Quality agreement that has been reached between Supplier and HP.  This exhibit applies to all automated tape libraries purchased from Supplier unless otherwise specified.

1.                                      Warranty

Supplier hereby warrants that for [***] months from the date of Delivery of Product(s) to Buyer or to Buyer’s customers, that (i) all Product(s), shall be free from defects in material, workmanship, and design; and (ii) shall conform to applicable specifications drawings, samples, and descriptions which references this agreement; and (iii) shall be suitable for the purpose for which they were intended.

2.                                      Supplier’s Annualized Return Rate (SRR) / Supplier’s Annual Field Rate (SFR)

Supplier shall incorporate sufficient design margin, quality control, and reliability tests on tape libraries purchased by HP to ensure that the agreed to SRR/SFR is not exceeded.  The SRR/SFR for the individual tape drive family will be referenced in the HP Product Specification.  SRR performance goals will be communicated via the QBR.  Supplier shall support Field Performance Analysis initiatives and other related activities as needed to reduce SRR/SFR.

[***]

3.                                      Epidemic Failure

a. “Epidemic Failure” shall have either of the following two meanings:

1.               The occurrence of multiple failures of the same component(s), for the same cause, to the extent that the annualized failure rate exceeds [***] the agreed upon failure rate in the HP Product Specification. This annualized failure rate shall be based on a [***], and Supplier and HP must agree that the failures have been properly diagnosed and that the failure count for that cause is accurate.

2.               Random supplier attributable failures for multiple causes to the extent that the annualized failure rate exceeds [***] the agreed upon failure rate in the HP Product Specification. This annualized failure rate shall be based on a [***], and supplier and HP must agree that the failures have been properly diagnosed and the failure count for that cause is accurate.

b. Epidemic failure process definition and compensation

1.               In the event HP believes there has been an Epidemic Failure, HP shall immediately provide written notice to Supplier.

2.               No later than [***] following receipt of such notice, Supplier shall use its reasonable efforts to (a) stop production until containment and/or corrective action is in place, (b) provide a plan for conducting complete root cause failure analysis, and (c) begin implementing a corrective action plan as soon as is reasonably practical.

3.               [***]

4.               [***]

5.               [***]

4.                                      Firmware Controls

Supplier shall control distribution and use of diagnostics and Firmware shipping with the Product.  Firmware revision shall be traceable to the serial number of the units.  For firmware not created by HP, this information shall be conveyed to HP for field tracking purposes.

Supplier shall back up all HP-supplied test software on media that will allow testing of individual products.  [***].

5.                                      Product Traceability

Supplier shall maintain traceability records for all regulatory-controlled products listed in agency reports.  Such products must be traceable from the source of manufacture by lot or date code through the manufacturing process, and to their final destination via serialization.  Traceability information shall be provided to HP upon request.  Traceability must be in place by date code or serial number for all returned FRU’s.

6.                                      Safety and Regulatory Agency Reports

Supplier shall provide copies of all regulatory and safety agency submittal reports and approvals as defined in the Supplier Management Process.

7.                                      New Material Requirements

HP will not purchase, or accept delivery, of Product that has been shipped to any of Supplier’s customers.  Supplier shall notify HP in writing:  A)  if such Product was mistakenly shipped to HP or B)  to request approval prior to shipment of such Product to HP in order for Supplier to meet obligations to HP.

8.                                      Supply Interruptions

Supplier will not intentionally ship any Product to HP with a potential problem that could result in a channel purge or Product hold.  Supplier’ goal is to have zero Product purges or Product holds in HP’ process.

9.                                      Supplier Management Process (formally the Supplier Development Process)

Supplier will adhere to all aspects of HP’ Supplier Management Process.  All data requested by HP will be provided by Supplier during the 5 Step qualification process.  Supplier will implement an agreed to Process Management Plan (PMP) prior to Step 3 release.

10.                               Final Audit / Out of box Audit Quality (OBA)

Supplier will perform “Out of Box Audit” (OBA), [***].

Upon failure, a clearance will be completed of both finished goods Product of the same part number, and WIP. If repeated failures are found, all potentially impacted inventory within Supplier control will be screened/corrected, an estimate of exposure to HP calculated and communicated to HP Procurement Engineering [***] of the original failure.

All OBA failures will require the immediate generation of an 8D and communication to HP per the 8D response guidelines detailed below in the “closed loop corrective action process”.

11.                               Ongoing Reliability Testing

Supplier will be responsible for demonstrating Product reliability meets specified goals both prior to Step 2 via RDT (Reliability Demonstration Testing) and thereafter on ongoing revenue shipments by conducting an On-Going Reliability Test (ORT) on Product supplied to HP.  The ORT plan will be modeled in accordance with MIL STD 781, Probability Ratio Sequential Test (PRST). ORT testing is the process whereby the Product MTBF is verified [***].  In addition ORT is to, monitor the outgoing quality level from production, assure HP the process is in manufacturing control, and minimize the potential for “early life or field” failures.

The conditions and criteria for the continuous On-Going Reliability Test shall be mutually defined and agreed to by HP and the Supplier.  Failures causing test to enter the failure zone will be reported to HP Procurement Engineering [***] and will require an 8D for closure.  Test results will be reported [***].

12.                               Failure Analysis

Supplier will be responsible for performing [***] led failure analysis in conjunction with the HP Procurement Engineering Team.  The preliminary failure analysis results will be communicated to HP [***].  For any library or library FRU that is returned to Supplier for detailed failure analysis, the closed loop corrective action process will be used.

13.                               Closed Loop Corrective Action Process

In the event that HP encounters problems of any nature that affect the ability to sustain full manufacturing needs (late Product shipment, Product shortage, receiving inspection failures, in-line manufacturing failures, material purges, etc.), HP will notify the Supplier and generate a Supplier Corrective Action Request (SCAR) using the Compaq 8-D process or equivalent.

The Supplier is required to acknowledge receipt of the Request for Corrective Action within [***] Supplier [***].  Furthermore, the Supplier is required to define and implement an effective containment [***] of receipt of the SCAR.  A long term, corrective action plan should be available [***] working days of root cause identification.  The proposed timeframes should be considered general guidelines.  Each SCAR should be assessed for its criticality and urgency and action taken appropriately.

The Supplier is expected to respond with the following information:

[***]

[***]

[***]

[***]

Furthermore, the Supplier will report internal problem issues including failure to meet agreed upon quality goals (Purges, OBA, and ORT. etc).  The Supplier will adhere to the aforementioned response times.

14.                               Process/Product Change Notification Process

The Supplier must notify HP of any significant changes to the manufacturing process, Product, test or critical components [***].  Significant changes include, but are not limited to the following:

•                  Changes affecting Form, Fit, or Functionality of the Product

•                  Changes in the primary manufacturing site/location

•                  Changes in Supplier’s final acceptance test process

•                  Changes in critical components

During the development phase, all proposed SCR/PCN’s should be forward to the appropriate Design Engineer.  During the production phase, proposed all SCR/PCN’s should be forwarded to the appropriate Procurement Engineer.  The notification must be received at HP no later than [***] to the Supplier’s planned implementation date.  At a minimum, the notification must contain the following information:

•                  [***]

•                  [***]

•                  [***]

•                  [***]

•                  [***]

•                  [***]

•                  [***]

•                  [***]

Final approval is granted by HP, based on successful Product analysis and qualification [***]), and is subject to audit by HP.  The Supplier and all affected departments shall be notified in writing of the final status.  HP will make every effort to shorten the qualification timeframe whenever possible.  [***].

Although timeframes for SCR/PCN notification and qualification have been defined, it is understood that each SCR/PCN should be reviewed for criticality and urgency and action taken appropriately.

15.                               Reporting Requirements

Supplier will adhere to the following reporting timelines.

Any critical problems on which HP has issued an 8D will be responded to per the timeline above.

Supplier will inform HP within [***] of any incident whereby a violation of a critical parameter in the Process Management Plan (PMP) has occurred.

Supplier will inform HP within [***] of any ORT or OBA failures.

Reaction guidelines and stop ship criteria will be established around “Out of Box Audit”, in accordance with the aforementioned sampling plans.

The following information will be provided by Supplier on a [***] basis on the due dates mutually agreed as follows:

•                  Summary of all [***] led F/A libraries analyzed for HP.

•                  Summary of all libraries / library FRU’s returned to Supplier where root cause failure analysis was specifically requested.

•                  [***] summary of all failure analysis performed on failing libraries from any HP factory integration testing.

•                  [***] by defect description for Total fallout.

•                  Product/Process Change Notification Log (SCR)

•                  8D’s on top [***] problems by defect.

•                  SRR and SFR data

•                  Process Management Plan (if changed from current released version)

•                  Updated 8D for the following if required:

• Purges/Product Hold

• OBA failures

• ORT failures

16.                                 [***]

EXHIBIT K

TO PRODUCT PURCHASE AGREEMENT
BETWEEN HP AND OVERLAND STORAGE

PRICING

Supplier will provide a Product and Spares pricing schedule to HP [***] which is incorporated into this Agreement by reference. It will include Supplier’s part number and description, HP’s part number and current quarter pricing plus [***]. The terms and conditions of this Agreement shall apply to those Products and Spares purchased by HP.

Supplier agrees that pricing [***].

EXHIBIT M

TO PRODUCT PURCHASE AGREEMENT

BETWEEN HP AND OVERLAND STORAGE

HP REGIONAL TRADE GUIDELINES

TABLE OF CONTENT

SECTION 1	HP Trade Basics (Overview)

1.1	Compliance

1.2	Terms of Sale

1.3	Country of Origin

1.4	Valuation

1.5	Shipping Documentation

1.6	Records

SECTION 2	COO Marking/Labeling

2.1

Country of Origin

2.2	Marking

2.3	COO Checklist

SECTION 3

Shipping Documentation

3.1	Documentation Requirements

3.2	Commercial Invoice

SECTION 4

Reporting/Recordkeeping

4.1	Reporting/Data Transmissions

4.2	Records

4.3	Trade Incidents

4.4	Audit

SECTION 1                                   HP Trade Basics

1.1                               Trade Compliance

Each Supplier shipping location bears ultimate responsibility for ensuring its own import/export compliance; however, HP is responsible for setting baseline policies and guidelines for Supplier operations.  The following is distributed in order to clearly convey HP’s minimum trade compliance expectations and to provide an operations reference tool for Supplier locations; responsibility for developing and implementing procedures to comply with the following belongs solely to the Supplier .

1.2                               Terms of Sale

Supplier is responsible for implementing the sales term (eg. FOB, FCA, DDP, etc.) negotiated with HP.  Supplier’s responsibilities may include, but are not limited to, the following:

•                  Warehouse storage at point of origin

•                  Warehouse labor at point of origin

•                  Export packing

•                  Loading at point of origin

•                  Inland freight to origin port

•                  Port receiving

•                  Loading on vessel

•                  International freight/transport

•                  Customs clearance at destination port

•                  Delivery to final destination

1.3                               Country of Origin

Each Supplier site is responsible for determining the appropriate country of origin (“COO”) for the product(s) it manufactures/assembles and for marking the products accordingly.  Further, each site must ensure that shipping documentation and EDI confirmation signals accurately convey shipment-level COO data; Country of Origin is a mandatory line-item data element for all HP EDI shipping confirmation (eg. 856/4010) signals.  Finally, each site must cooperate fully with HP in supplying data to facilitate HP’s origin reporting requirements and qualification for preferential origin programs such as NAFTA, IFTA, FMF, EXIM and the like including, but not limited to, all requested origin analysis, certificates of origin, manufacturer’s affidavits, data transmissions, and special reporting.

Additional HP COO marking/labeling guidelines are set out in Section 2 of this Exhibit.

1.4                               Valuation

For each and every transaction where HP is to be importer of record into the US, the Supplier site is responsible for ensuring that commercial documentation accurately reflects the actual price paid or payable between HP and the site.  It is Supplier’s responsibility to reconcile its financial records against commercial documentation in order to validate HP’s use of Transaction Value for declarations to US Customs under Section 402(b)(1) of the Trade Agreements Act of 1979 (TAA; 19 U.S.C. 1401a); no alternate valuation methodologies are used or approved for HP transactions.

Zero dollar values are unacceptable for US Customs purposes.  Where items are provided “free of charge,” the commercial invoice must reflect fair market value for the products; the nomenclature “Value for Customs Purposes Only,” may be used in these instances.

1.5                               Shipping Documentation

All Supplier sites must be capable of producing accurate and complete shipping documentation for each shipment.  Supplier is responsible for knowing and understanding shipping standards applied in the normal course of international business and for knowing and understanding additional HP requirements outlined in this Exhibit.

1.6                               Recordkeeping/Reporting

Each Supplier site must comply with record-keeping, data-transmission, incident-reporting, and audit requirements set out in Section 4 of this Exhibit.

SECTION 2                                   Labeling/ Marking

2.1                               Country of Origin

A Product’s country of origin is where the Product is wholly manufactured or the final location where a substantial transformation occurs.  A Product is substantially transformed if the end product functions in a significantly different manner than the individual components. As a practical matter, Customs looks to whether the final assembly has a new “name, character, and use” from the component level parts.

[***]

2.2                               Marking

Every article of foreign origin entering the United States must be marked with the English name of the country of origin preceded by the HP standard nomenclature: “PRODUCT OF.”  This marking must appear in a conspicuous, legible, indelible and permanent form on the outermost packaging (e.g. pallet), on the consumer packaging (box in which the item will arrive to the ultimate consumer), and on the Product itself.

For the human readable portion of HP’s standard label, COO must be indicated by the complete country name; abbreviations are unacceptable.  For the barcode scan area, COO should be represented by the 2-digit ISO country code; one digit codes (eg. A = US) are NO LONGER ACCEPTABLE nor supported by HP.  Material with multiple COOs must be segregated, separately palletized (if applicable) and separately scanned so as to be represented on the commercial invoice as individual invoice line items with individual COOs.

COO Product markings/labels must ALWAYS match COO indicated on the commercial invoice and reported to HP via the shipping confirmation signal.  Supplier is responsible for implementing procedures to ensure that labels are checked for accuracy and audited against shipping documentation/data transmissions.

Further clarification regarding HP marking standards is provided in HP’s COO Marking Policy, as well as HP’s Country of Origin Encoding spec [***]

2.3.1                     COO Checklist

Supplier must adhere to the following COO requirements:

•                  Must implement processes to determine correct COO for Products.

•                  Must ensure that COO is labeled on outermost packaging conspicuously, legibly, indelibly, and permanently.

•                  Must ensure that COO is labeled on consumer packaging (box in which the item will arrive to the last person in the US who will receive it in its imported form) conspicuously, legibly, indelibly, and permanently.

•                  Must ensure that COO is labeled directly on the Product conspicuously, legibly, indelibly, and permanently.

•                  Must ensure that the accurate COO prints in the designated field on the commercial invoice.

•                  Must ensure that COO designated for a particular Product to be shipped is consistent across all labels and documentation.

SECTION 3                                   Shipping Documentation

3.1                               Documentation Requirements

Supplier must adhere to the following trade requirements:

•                    Must produce accurate and complete shipping documentation for each and every shipment.  All text must be in English; all monetary amounts must be represented in US dollars.

•                  Must be able to reproduce shipping document on demand (with or without requested modifications and/or corrections) for a minimum of [***] after shipment.

•                  Must have internal audit procedures in place for verification/correction of all outbound documentation issues including, but not limited to, proper print alignment.  Where data is printed more than 1/16” off assigned documentation fields, the documentation must be discarded and reprinted before shipment release.

3.2                               Commercial Invoice

The following fields are required for each and every commercial invoice:

•	Ship To Address	Address to which the Goods are being shipped. Provided by EDI feed from HP.*

•	Bill To Address	Address to which billing information will be sent. Provided by EDI feed from HP.*

•	Ship To ID #	Specific ID # assigned to each Ship To address. Provided by EDI feed from HP.*

•	Bill To ID #	Specific ID # assigned to each Bill To address. Provided by EDI feed from HP.*

•	Ship ID/Invoice No.

Unique number assigned at the time of shipment to each outbound shipment.  This number should never be repeated and should appear on the shipping label tying the freight to the commercial invoice for a given shipment.
Assigned by the Supplier site.

•	Date	Actual shipment date. Assigned by the Supplier site.

•	Page	Commercial invoice page number. Multi-page invoices will follow the format eg. 1/4, 2/4, etc. Assigned by the Supplier site.

•	Bill of Lading No.	Air waybill number utilized for transport. Assigned by the Supplier site.

•	Shipped Via	HP-approved courier/freight forwarder handling the transport. Provided by EDI feed from HP.*

•	Freight Terms	Party responsible for freight charges. (Eg. “Pre-paid,” “collect”) Provided by EDI feed from HP.*

•	Terms of Sale	Incoterm designating responsibilities of the parties. (Eg. EXW, FCA, DDP) Provided by EDI feed from HP.*

•	Terms of Payment	Agreed upon payment terms. [***] Provided by EDI feed from HP.*

•	Customer P.O. No.	Purchase order number assigned to the transaction Provided by EDI feed from HP.*

•	Sales Order No.	Sales Order number under which the shipment is placed. Provided by EDI feed from HP.*

•	Line Item	Sales Order line item fulfilled by the item shipped.
Provided by EDI feed from HP.*

•	Product No.	HP part number assigned to the Product.
Provided by EDI feed from HP.

•	Description	Description of the Good(s).
Provided by EDI feed from HP.*

•	Quantity	Number of units of the particular part shipped.
Provided by EDI feed from HP.*

•	Unit Price shipper	Actual dollar value to be paid to the Supplier for one unit of the particular part number. Provided by EDI feed from HP.*

•	Extended Price	Sum of quantity field multiplied by unit price. Provided by EDI feed from HP.*

•	Total Value	Sum of extended values for all line items. Provided by EDI feed from HP.*

•	Country of Origin	The country in which the Goods were manufactured. DETERMINED AND APPLIED BY THE SUPPLIER SITE.

•	License	Export License exception determined by HP trade. Provided by EDI feed from HP.*

•	ECCN	Export Commodity Control # determined by HP. Provided by EDI feed from HP.*

•	HTS	Harmonized tariff scheduleclassification determined by HP. Provided by EDI feed from HP.*

•	Destination Control	Statement required to be printed on all commercial invoices per the US Export Administration Regulations. Provided by EDI feed from HP.*

In accordance with controlling customs requirements, HP also requires line level itemization of the following:

•                  Desktop computers necessitate separate itemization of the CPU, mouse, and keyboard.

•                  All items shipped with “dropped-in-the-box” (uninstalled) software necessitate separate software itemization.  Software country of origin is the location where programming/recording is installed on the media.  Software value is to be indicated per the media (unrecorded CD, diskette, or tape) value only.

* ALL data transmitted from HP must be verified for accuracy.  Supplier is responsible for implementing procedures demonstrating reasonable care in the verification of all data received from HP.

SECTION 4                                   Reporting/ Recordkeeping

4.1                               Reporting/Data Transmissions

The following trade data elements must be printed on each commercial invoice and must be returned to HP via the standard electronic/EDI Shipping Confirmation signal:

•                  Country of Origin (line item level)

•                  HTS Classification (line item level)

•                  ECCN (line item level)

•                  License (line item level)

•                  Destination Control Statement

These are HP-required data elements for the Shipping Confirmation signal.  Failure to transmit these items will result in signal rejection.

4.2                               Records

Each Supplier site must maintain a system for retention, retrieval and reproduction (for a period of not less than six calendar years from the date of each shipment) of original shipping, export, customs, import and other trade-related documentation (“Trade Control Records”), pertaining to the international transport of HP Goods.  Such record keeping system will comport with the legal requirements of the U.S. and other nations including, but not limited to, requirements set out in Parts 762 and 772, U.S. Department of Commerce, Export Administration Regulations and the U.S. Customs Record-Keeping Regulations, 19 C.F.R. 163.

Supplier, upon receipt of written notice from HP, will collect, reproduce if required, and provide to HP (at Supplier’s expense) originals and/or satisfactory copies of 100% of the Trade Control Records as HP may request from time to time.  All HP requests for Trade Control Records must be fulfilled within 15 business days of HP’s written request, or the response date required by an official government record production request or subpoena, whichever is the lesser time for response.  Supplier will not destroy or render inaccessible any of the Trade Control Records relating to HP transactions, without having first obtained the express written permission from HP.

4.3                               Trade Incidents

Supplier will provide immediate notice to HP in the event of an action by U.S. or other national government customs/export authorities which relates specifically to Goods or Services provided to HP by Supplier. Such government communications and actions may include, but are not limited to, cargo detentions, cargo seizures, subpoenas, record production requests and search warrants.  Issues, questions, or incidents arising pursuant to this section should be escalated to HP via the

[***]

4.4                               Audit

Supplier will afford HP, and HP’s duly appointed agents, reasonable access to Supplier’s premises for trade compliance audit purposes.  Supplier further agrees to fully cooperate with HP in this regard, to respond in a timely manner to HP’s requests for production of Trade Control Records, and to comply with all remedial or corrective actions that HP may specify.